As Filed Pursuant to Rule 424(b)3
Registration No.: 333-160799
Prospectus
Petróleos Mexicanos
Exchange Offer
for
U.S. $2,000,000,000 8.00% Notes due 2019
unconditionally guaranteed by
Pemex-Exploration and Production
Pemex-Refining
Pemex-Gas and Basic Petrochemicals
Terms of the Exchange Offer
•	We are offering to exchange securities that we sold in a private offering for an equal principal amount of new registered securities.

•	The exchange offer commences on August 25, 2009 and expires at 5:00 p.m., New York City time, on September 23, 2009, unless we extend it.

•	You may withdraw a tender of old securities at any time prior to the expiration of the exchange offer.

•	All old securities that are validly tendered and not validly withdrawn will be exchanged.

•	We believe that the exchange of securities will not be a taxable exchange for either U.S. or Mexican federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	The terms of the new securities to be issued are identical to the old securities, except for the transfer restrictions and registration rights relating to the old securities.

•	Three of our subsidiary entities will, jointly and severally, guarantee the new securities. The guarantees will be unconditional and irrevocable. These subsidiary entities are Pemex-Exploration and Production, Pemex-Refining and Pemex-Gas and Basic Petrochemicals; we refer to them as the guarantors.

•	The new securities will contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to certain of Petróleos Mexicanos, which we refer to as the issuer, and the guarantors’ other outstanding public external indebtedness issued prior to October 2004. Under these provisions, in certain circumstances, the issuer and the guarantors may amend the payment and certain other provisions of the new securities with the consent of the holders of 75% of the aggregate principal amount of the new securities.
          We are not making an offer to exchange securities in any jurisdiction where the offer is not permitted.
          Investing in the securities issued in the exchange offer involves certain risks. See “Risk Factors” beginning on page 11.
          Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission in the United States has approved or disapproved the securities to be distributed in the exchange offer, nor have they determined that this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.
August 25, 2009

ii

          Terms such as “we,” “us” and “our” generally refer to Petróleos Mexicanos and its consolidated subsidiaries, unless the context otherwise requires.
          We will apply, through our listing agent, to have the new securities admitted to trading on the Euro MTF market of the Luxembourg Stock Exchange. The old securities are currently admitted to trading on the Euro MTF market of the Luxembourg Stock Exchange.
          Petróleos Mexicanos filed a notice in respect of the offering of both the old securities and the new securities with the Comisión Nacional Bancaria y de Valores (National Banking and Securities Commission, or the CNBV) of the United Mexican States, which we refer to as Mexico, at the time the old securities were issued. Such notice is a requirement under the Ley de Mercado de Valores (the Securities Market Law) in connection with an offering of securities outside of Mexico by a Mexican issuer. Such notice is solely for information purposes and does not imply any certification as to the investment quality of the new securities, the solvency of the issuer, the guarantors or the accuracy or completeness of the information contained in this prospectus.
          Furthermore, the information included in this prospectus is the sole responsibility of the issuer and the guarantors, and has not been reviewed or authorized by the CNBV of Mexico. The new securities have not been registered in the Registro Nacional de Valores (National Securities Registry, or the Registry), maintained by the CNBV and, consequently, may not be offered or sold in Mexico except through a private offering conducted in accordance with article 8 (or any successor provision) of the Securities Market Law. Any Mexican investor who acquires the new securities from time to time must rely on its own examination of the issuer and the guarantors.
          You should rely only on the information provided in this prospectus. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.
AVAILABLE INFORMATION
          We have filed a registration statement with the SEC on Form F-4 covering the new securities. This prospectus does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. If we have filed any of those contracts, agreements or other documents as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.
          Petróleos Mexicanos is required to file periodic reports and other information (File No. 0-99) with the SEC under the Securities Exchange Act of 1934, as amended. We will also furnish other reports as we may determine appropriate or as the law requires. You may read and copy the registration statement, including the attached exhibits, and any reports or other information we file, at the SEC’s public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC’s Public Reference Section at Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. In addition, any filings we make electronically with the SEC will be available to the public over the Internet at the SEC’s website at http://www.sec.gov under the name “Mexican Petroleum.”
          You may also obtain copies of these documents at the offices of the Luxembourg listing agent, KBL European Private Bankers S.A.

          The SEC allows Petróleos Mexicanos to “incorporate by reference” information it files with the SEC, which means that Petróleos Mexicanos can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supercede this information. We incorporate by reference the documents filed by Petróleos Mexicanos listed below:
•	Petróleos Mexicanos’ annual report on Form 20-F for the year ended December 31, 2008, filed with the SEC on Form 20-F on June 30, 2009, which we refer to as the “Form 20-F”;

•	Petróleos Mexicanos’ report relating to our unaudited condensed consolidated results for the three months ended March 31, 2009, furnished to the SEC on Form 6-K on May 19, 2009 which we refer to as the “Form 6-K”; and

•	all of Petróleos Mexicanos’ annual reports on Form 20-F, and all reports on Form 6-K that are designated in such reports as being incorporated into this prospectus, filed with the SEC pursuant to Section 13(a), 13(c), or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the exchange offer.
          You may request a copy of any document that is incorporated by reference in this prospectus and that has not been delivered with this prospectus, at no cost, by writing or telephoning Petróleos Mexicanos at: Gerencia Jurídica de Finanzas, Avenida Marina Nacional No. 329, Colonia Huasteca, México D.F. 11311, telephone (52-55) 1944-9325, or by contacting our Luxembourg listing agent at the address indicated on the inside back cover of this prospectus, as long as any of the new securities are admitted to trading on the Euro MTF market of the Luxembourg Stock Exchange, and the rules of such stock exchange so require. To ensure timely delivery, investors must request this information no later than five business days before the date they must make their investment decision.
ELECTRONIC DELIVERY OF DOCUMENTS
          We are delivering copies of this prospectus in electronic form through the facilities of The Depository Trust Company (“DTC”). You may obtain paper copies of the prospectus by contacting the exchange agent or the Luxembourg listing agent at their respective addresses specified on the inside back cover of this prospectus. By participating in the exchange offer, you will (unless you have requested paper delivery of documents) be consenting to electronic delivery of these documents.
CURRENCY OF PRESENTATION
          References in this prospectus to “U.S. dollars,” “U.S. $,” “dollars” or “$” are to the lawful currency of the United States of America. References in this prospectus to “pesos” or “Ps.” are to the lawful currency of Mexico. We use the term “billion” in this prospectus to mean one thousand million.
          This prospectus contains translations of certain peso amounts into U.S. dollars at specified rates solely for your convenience. You should not construe these translations as representations that the peso amounts actually represent the actual U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated. Unless we indicate otherwise, the U.S. dollar amounts have been translated from pesos at an exchange rate of Ps. 13.5383 to U.S. $1.00, which is the exchange rate that the Secretaría de Hacienda y Crédito Público (the Ministry of Finance and Public Credit) instructed us to use on December 31, 2008.

          On August 14, 2009, the noon buying rate for cable transfers in New York reported by the Federal Reserve Bank of New York was Ps. 12.8799 = U.S. $1.00.
PRESENTATION OF FINANCIAL INFORMATION
          The audited consolidated financial statements of PEMEX as of December 31, 2007 and 2008 and for each of the three years ended December 31, 2006, 2007 and 2008 are included in Item 18 of the Form 20-F incorporated by reference in this prospectus and the registration statement covering the new securities. We refer to these financial statements as the 2008 financial statements. These consolidated financial statements were prepared in accordance with Normas de Información Financiera Mexicanas (Mexican Financial Reporting Standards, which we refer to as Mexican FRS or NIFs).
          We have also incorporated by reference in this prospectus PEMEX’s condensed consolidated interim financial statements as of March 31, 2009 and for the three months ended March 31, 2008 and 2009 (which we refer to as the 2009 interim financial statements), which were not audited and were prepared in accordance with Mexican FRS.
          Beginning January 1, 2003, we recognized the effects of inflation in accordance with Governmental Standard GS-06 BIS “A” Section C, which requires the adoption of Bulletin B-10, “Recognition of the Effects of Inflation on Financial Information,” under Mexican FRS (which we refer to as Bulletin B-10). As a result of the provisions of Bulletin B-10, we restated our consolidated financial statements for the years ended December 31, 2004, 2005 and 2006, in order to present our results for each of these years on the same basis and purchasing power as the results for the year ended December 31, 2007 with respect to the recognition of the effects of inflation. Consequently, the amounts shown in our consolidated financial statements for the years then ended are expressed in thousands of constant Mexican pesos as of December 31, 2007. The December 31, 2007 restatement factors applied to the financial statements at December 31, 2004, 2005 and 2006 were 1.0752, 1.0405 and 1.0376, respectively, which correspond to inflation from January 1, 2005, 2006 and 2007 through December 31, 2007, respectively, based on the national consumer price index (NCPI).
          As a result of the adoption of a new FRS B-10, commencing January 1, 2008, we no longer use inflation accounting, unless the economic environment in which we operate qualifies as “inflationary,” as defined by Mexican FRS. Because the economic environment in the three-year period ended December 31, 2007 did not qualify as inflationary, we did not use inflation accounting to prepare our consolidated financial statements as of December 31, 2008 or our 2009 interim financial statements. As a result, amounts in this prospectus and in the reports incorporated herein are presented in nominal terms; however, such amounts do reflect inflationary effects recognized up to December 31, 2007. See Note 3a. to the 2008 financial statements for a summary of the effects of adoption of new FRS B-10 and Notes 3i., 3o., 3p., 3t., 3u. and 3x. to the 2008 financial statements included herein for discussion of the inflation accounting rules applied prior to the adoption of new FRS B-10.
          The 2008 financial statements were reconciled to United States generally accepted accounting principles, or “U.S. GAAP.” Mexican FRS differs in certain significant respects from U.S. GAAP; the differences that are material to the 2008 financial statements are described in Note 21 to the 2008 financial statements. No reconciliation of the 2009 interim financial statements has been prepared.

PROSPECTUS SUMMARY
          The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes specific terms of the new securities we are offering, as well as information regarding our business and detailed financial data. We encourage you to read this prospectus in its entirety.
The Issuer
          Petróleos Mexicanos is a decentralized public entity of the federal government of the United Mexican States (“Mexico”). The Mexican Congress established Petróleos Mexicanos on June 7, 1938 in conjunction with the nationalization of the foreign oil companies then operating in Mexico. Its operations are carried out through four principal subsidiary entities, which are Pemex-Exploración y Producción (Pemex-Exploration and Production), Pemex-Refinación (Pemex-Refining), Pemex-Gas y Petroquímica Básica (Pemex-Gas and Basic Petrochemicals) and Pemex-Petroquímica (Pemex-Petrochemicals). Petróleos Mexicanos and each of the subsidiary entities are decentralized public entities of Mexico and legal entities empowered to own property and carry on business in their own names. In addition, a number of subsidiary companies are incorporated into the consolidated financial statements. We refer to Petróleos Mexicanos, the subsidiary entities and these subsidiary companies as PEMEX, and together they comprise Mexico’s state oil and gas company.
The Exchange Offer
          We are offering new, registered securities in exchange for U.S. $2,000,000,000 aggregate principal amount of unregistered securities that we issued and sold in a private placement on February 3, 2009 to certain initial purchasers. These initial purchasers sold the securities in offshore transactions and to qualified institutional buyers in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. We refer to the 8% Notes due 2019 that we issued in February 2009 as the “old securities,” and the securities that we are now offering as the new securities. The old securities and the new securities are guaranteed by Pemex-Exploration and Production, Pemex-Refining and Pemex-Gas and Basic Petrochemicals.
Registration Rights Agreement
          When we issued the old securities, we also entered into an exchange and registration rights agreement with the initial purchasers of those old securities in which we agreed to do our best to complete exchange offer of the old securities on or prior to April 5, 2010.
The Exchange Offer
          Under the terms of the exchange offer, holders of the old securities are entitled to exchange old securities for new securities with substantially identical terms.
          You should read the discussion under the heading “Description of the New Securities” for further information about the new securities and the discussion under the heading “The Exchange Offer” for more information about the exchange process. The old securities may be tendered only in a principal amount of U.S. $10,000 and integral multiples of U.S. $1,000 in excess thereof. As of this date, there are U.S. $2,000,000,000 aggregate principal amount of the old securities outstanding.
Resale of New Securities
          Based on an interpretation by the SEC staff set forth in no-action letters issued to third parties, we believe that you may offer the new securities issued in the exchange offer for resale, resell them or otherwise transfer them without compliance with the registration and prospectus delivery provisions of the Securities Act, as long as:

•	you are acquiring the new securities in the ordinary course of your business;

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the new securities; and

•	you are not an “affiliate” of ours, as defined under Rule 405 of the Securities Act.
          If any statement above is not true and you transfer any new security without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from the registration requirements of the Securities Act, you may incur liability under the Securities Act. We do not assume responsibility for or indemnify you against this liability.
          If you are a broker-dealer and receive new securities for your own account in exchange for old securities that you acquired as a result of market making or other trading activities, you must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new securities. We will make this prospectus available to broker-dealers for use in resales for 180 days after the expiration date of the exchange offer.
Consequences of Failure to Exchange Old Securities
          If you do not exchange your old securities for new securities, you will continue to hold your old securities. You will no longer be able to require that we register the old securities under the Securities Act. In addition, you will not be able to offer or sell the old securities unless:
•	they are registered under the Securities Act, or

•	you offer or sell them under an exemption from the requirements of, or in a transaction not subject to, the Securities Act.
Expiration Date
          The exchange offer will expire at 5:00 p.m., New York City time, on September 23, 2009, unless we decide to extend the expiration date.
Interest on the New Securities
          The new securities will accrue interest at 8% per year, accruing from May 3, 2009, the last date on which we paid interest on the old securities you exchange. We will pay interest on the new securities on May 3 and November 3 of each year.
Conditions to the Exchange Offer
          We may terminate the exchange offer and refuse to accept any old securities for exchange if:
•	there has been a change in applicable law or the SEC staff’s interpretation of applicable law, and the exchange offer is not permitted under applicable law or applicable SEC staff interpretations of law; or

•	there is a stop order in effect or threatened with respect to the exchange offer or the indenture governing the securities.
          We have not made the exchange offer contingent on holders tendering any minimum principal amount of old securities for exchange.
Certain Deemed Representations, Warranties and Undertakings
          If you participate in the exchange offer, you will be deemed to have made certain acknowledgments, representations, warranties and undertakings. See “The Exchange Offer—Holders’ Deemed Representations, Warranties and Undertakings.”
Procedure for Tendering Old Securities
          If you wish to accept the exchange offer, you must deliver electronically your acceptance together with your old securities through DTC’s Automated Tender Offer Program (“ATOP”) system.
          If you are not a direct participant in DTC, you must, in accordance with the rules of the DTC participant who holds your securities, arrange for a direct participant in DTC to submit your acceptance to DTC electronically.
Withdrawal Rights
          You may withdraw the tender of your old securities at any time prior to 5:00 p.m., New York City time, on the expiration date, unless we have already accepted your old securities. To withdraw, you must send a written notice of withdrawal to the exchange agent through the electronic submission of a message in accordance with the procedures of DTC’s ATOP system by 5:00 p.m., New York City time, on the scheduled expiration date. We may extend the expiration date without extending withdrawal rights.
          If you are not a direct participant in DTC, you must, in accordance with the rules of the DTC participant who holds your securities, arrange for a direct participant in DTC to submit your written notice of withdrawal to DTC electronically by 5:00 p.m., New York City time, on the expiration date.
Acceptance of Old Securities and Delivery of New Securities
          If all of the conditions to the exchange offer are satisfied or waived, we will accept any and all old securities that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. We will deliver the new securities as promptly as practicable after the expiration date.
Tax Considerations
          We believe that the exchange of old securities for new securities will not be a taxable exchange for U.S. federal and Mexican income tax purposes. You should consult your tax advisor about the tax consequences of this exchange offer as they apply to your individual circumstances.
Fees and Expenses
          We will bear all expenses related to consummating the exchange offer and complying with the exchange and registration rights agreement. The initial purchasers have agreed to reimburse us for certain of these expenses.
Exchange Agent
          Deutsche Bank Trust Company Americas is serving as the exchange agent for the exchange offer. Deutsche Bank Luxembourg S.A. is serving as the exchange agent in Luxembourg. The exchange agents’ addresses, telephone numbers and facsimile numbers are included under the heading “The Exchange Offer—The Exchange Agent; Luxembourg Listing Agent.”
Description of the New Securities
Issuer
          Petróleos Mexicanos.
Guarantors
          Pemex-Exploration and Production, Pemex-Refining and Pemex-Gas and Basic Petrochemicals will jointly and severally unconditionally guarantee the payment of principal and interest on the new securities.
New Securities Offered
          U.S. $2,000,000,000 aggregate principal amount of 8% Notes due 2019.
          The form and terms of the new securities are the same as the form and terms of the old securities, except that:
•	the new securities will be registered under the Securities Act and therefore will not bear legends restricting their transfer,

•	holders of the new securities will not be entitled to some of the benefits of the exchange and registration rights agreement; and

•	we will not issue the new securities under our medium-term note program.
          The new securities will evidence the same debt as the old securities.
Maturity Date
          May 3, 2019.
Interest Payment Dates
          May 3 and November 3 of each year.
Further Issues
          We may, without your consent, increase the size of the issue of the new securities or create and issue additional securities with either the same terms and conditions or the same except for the issue price, the issue date and the amount of the first payment of interest; provided that such additional securities do not have, for the purpose of U.S. federal income taxation, a greater amount of original issue discount than the new securities have as of the date of the issue of the additional securities. These additional securities may be consolidated and form a single series with the new securities.
Withholding Tax; Additional Amounts
          We will make all principal and interest payments on the new securities without any withholding or deduction for Mexican withholding taxes, unless we are required by law to do so. In some cases where we are obliged to withhold or deduct a portion of the payment, we will pay additional amounts so that you will receive the amount that you would have received had no tax been withheld or deducted. For a description of when you would be entitled to receive additional amounts, see “Description of the New Securities—Additional Amounts.”
Tax Redemption
          If, as a result of certain changes in Mexican law, the issuer or any guarantor is obligated to pay additional amounts on interest payments on the new securities at a rate in excess of 10% per year, then we may choose to redeem the new securities. If we redeem the new securities, we will pay 100% of the outstanding principal amount, plus accrued and unpaid interest and any additional amounts payable up to the date of our redemption.
Redemption of the New Securities at the Option of the Issuer
          The issuer may at its option redeem the new securities, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to the principal amount thereof, plus the Make-Whole Amount (as defined under “Description of the New Securities—Redemption of the New Securities at the Option of the Issuer”), plus accrued interest on the principal amount of the new securities, to the date of redemption.

Ranking of the New Securities and the Guaranties
          The new securities:
•	will be our direct, unsecured and unsubordinated public external indebtedness, and

•	will rank equally in right of payment with each other and with all our existing and future unsecured and unsubordinated public external indebtedness.
          The guaranties of the new securities by each of the guarantors will constitute direct, unsecured and unsubordinated public external indebtedness of each guarantor, and will rank pari passu with each other and with all other present and future unsecured and unsubordinated public external indebtedness of each of the guarantors. As of December 31, 2008, Pemex-Refining had outstanding
U.S. $316.9 million of financial leases which will, with respect to the assets securing those financial leases, rank prior to the new securities and the guaranties.
Negative Pledge
          None of the issuer or the guarantors or their respective subsidiaries will create security interests in our crude oil and crude oil receivables to secure any public external indebtedness. However, we may enter into up to U.S. $4 billion of receivables financings and similar transactions in any year and up to U.S. $12 billion of receivables financings and similar transactions in the aggregate.
          We may pledge or grant security interests in any of our other assets or the assets of the issuer or the guarantors to secure our debts. In addition, we may pledge oil or oil receivables to secure debts payable in pesos or debts which are different than the new securities, such as commercial bank loans.
Indenture
          The new securities will be issued pursuant to an indenture dated as of January 27, 2009, between the issuer and the trustee.
Trustee
          Deutsche Bank Trust Company Americas.
Events of Default
          The new securities and the indenture under which the new securities will be issued contain certain events of default. If an event of default occurs and is continuing with respect to the securities, 20% of the holders of the outstanding securities can require us to pay immediately the principal of and interest on all of the securities. For a description of the events of default and their grace periods, you should read “Description of the New Securities—Events of Default; Waiver and Notice.”
Collective Action Clauses
          The new securities will contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to certain of the issuer’s and the guarantors’ other outstanding public external indebtedness issued prior to October 2004. Under these provisions, in certain circumstances, the issuer and the guarantors may amend the payment and certain other provisions of the new securities with the consent of the holders of 75% of the aggregate principal amount of such new securities.
Governing Law
          The new securities and the indenture will be governed by New York law, except that the laws of Mexico will govern the authorization and execution of these documents by Petróleos Mexicanos.

Listing
          We will apply, through our listing agent, to have the new securities admitted to trading on the Euro MTF market of the Luxembourg Stock Exchange. The old securities are currently admitted to trading on the Euro MTF market of the Luxembourg Stock Exchange.
Use of Proceeds
          We will not receive any cash proceeds from the issuance of the new securities.
Principal Executive Offices
          Our headquarters are located at:
Avenida Marina Nacional No. 329
Colonia Huasteca
México, D.F. 11311
Phone: (52-55) 1944-2500.
Risk Factors
          Holders of old securities that do not exchange their old securities for new securities will continue to be subject to the restrictions on transfer that are listed on the legends of the old securities. These restrictions will make the old securities less liquid. To the extent that old securities are tendered and accepted in the exchange offer, the trading market, if any, for the old securities would be reduced.
          We cannot promise that a market for the new securities will be liquid or will continue to exist. Prevailing interest rates and general market conditions could affect the price of the new securities. This could cause the new securities to trade at prices that may be lower than their principal amount or their initial offering price.
          In addition to these risks, there are additional risk factors related to the operations of PEMEX, the Mexican Government’s ownership and control of PEMEX and Mexico generally. These risks are described beginning on page 11.

SELECTED FINANCIAL DATA

	Year Ended December 31,(1)(2)(3)										March 31,(1)(4)
	2004		2005		2006		2007		2008		2008		2009
	(millions of pesos)(5)
Income Statement Data
Amounts in accordance with Mexican FRS:
Net sales(6)	Ps.	868,342	Ps.	1,006,303	Ps.	1,106,101	Ps.	1,139,257	Ps.	1,328,950	Ps.	321,463	Ps.	226,392
Total sales net of the IEPS tax		807,312		984,479		1,106,101		1,139,257		1,328,950		321,463		226,392
Operating income		513,142		542,175		606,868		593,652		571,111		170,175		93,223
Comprehensive financing result		(7,863)		(4,836)		(23,847)		(20,047)		(107,512)		(895)		(20,271)
Net income (loss) for the period		(28,443)		(82,358)		46,953		(18,308)		(112,076)		3,253		(26,997)
Balance Sheet Data (end of period)
Amounts in accordance with Mexican FRS:
Cash and cash equivalents		94,686		130,450		195,777		170,997		114,224		n.a.		143,049
Total assets		1,057,088		1,125,596		1,250,020		1,330,281		1,236,837		n.a.		1,303,955
Long-term debt		452,761		541,543		524,475		424,828		495,487		n.a.		551,279
Total long-term liabilities		863,164		977,030		1,032,251		990,909		1,033,987		n.a.		1,109,398
Equity (deficit)		37,199		(29,010)		41,456		49,908		26,855		n.a.		9,631
Amounts in accordance with U.S. GAAP:
Total sales net of IEPS tax		807,312		984,479		1,106,101		1,139,257		1,328,950		n.a.		n.a.
Operating income net of IEPS tax		446,471		524,954		614,067		584,703		627,865		n.a.		n.a.
Comprehensive financing (cost) income		2,323		(10,116)		(18,151)		(25,610)		(123,863)		n.a.		n.a.
Net income (loss) for the period		(14,516)		(79,791)		56,722		(32,642)		(67,766)		n.a.		n.a.
Total assets		1,018,574		1,079,745		1,224,272		1,211,719		1,239,464		n.a.		n.a.
Equity (deficit)		(54,505)		(120,943)		(22,883)		(198,083)		(145,420)		n.a.		n.a.
Other Financial Data
Amounts in accordance with Mexican FRS:
Depreciation and Amortization		46,744		56,996		65,672		72,592		89,840		20,917		23,289
Investments in fixed assets at cost(7)		83,742		89,855		104,647		155,121		141,535		42,566		55,232
Ratio of earnings to fixed charges:
Mexican FRS(8)		—		—		1.8581		—		—		n.a.		n.a.
U.S. GAAP(8)		—		—		2.0680		—		—		n.a.		n.a.

Note:	n.a. = Not applicable.

(1)	Includes Petróleos Mexicanos, the subsidiary entities and the subsidiary companies (including the Pemex Project Funding Master Trust, Fideicomiso F/163 and RepCon Lux, S.A., and, for U.S. GAAP purposes, Pemex Finance, Ltd.). For Mexican FRS purposes, beginning with the year ended December 31, 2005, we include the financial position and results of Pemex Finance, Ltd.

(2)	Mexican FRS differ from U.S. GAAP. For the most significant differences between U.S. GAAP and Mexican FRS affecting PEMEX’s consolidated financial statements, see Note 21 to the 2008 financial statements and “Item 5—Operating and Financial Review and Prospects—U.S. GAAP Reconciliation” in the Form 20-F.

(3)	Information derived from PEMEX’s audited consolidated financial statements.

(4)	Information derived from PEMEX’s unaudited condensed consolidated results for the three months ended March 31, 2009 and 2008, which were furnished to the SEC on Form 6-K on May 19, 2009.

(5)	Figures for 2004, 2005, 2006 and 2007 have been restated to constant pesos as of December 31, 2007, by applying the inflation factors, as measured by the NCPI, from the respective years through December 31, 2007. See the third paragraph of “Presentation of Financial Information” above for the inflation factors. Figures for 2008 and 2009 are in nominal pesos.

(6)	Includes the Special Tax on Production and Services in 2004 and 2005, which we refer to as the “IEPS tax” as part of the sales price of the products sold. IEPS tax is not included for the years ended December 31, 2006, 2007 and 2008, as the rates for those years were negative.

(7)	Includes investments in fixed assets and capitalized interest through the 2006 fiscal year and capitalized comprehensive result beginning with the 2007 fiscal year. See note 3i. to the 2008 financial statements and “Item 5—Operating and Financial Review and Prospects—Liquidity and Capital Resources” in the Form 20-F.

(8)	Under Mexican FRS, earnings for the years ended December 31, 2004, 2005, 2007 and 2008 were insufficient to cover fixed charges. The amount by which fixed charges exceeded earnings was Ps. 45,026 million, Ps. 86,639 million, Ps. 16,174 million and Ps. 97,735 million, respectively. Under U.S. GAAP, earnings for the years ended December 31, 2004, 2005, 2007 and 2008 were insufficient to cover fixed charges. The amount by which fixed charges exceeded earnings was Ps. 32,601 million, Ps. 84,708 million, Ps. 33,160 million and Ps. 56,880 million, respectively.

RISK FACTORS
Risk Factors Related to the Operations of PEMEX
Crude oil and natural gas prices are volatile, and low crude oil and natural gas prices negatively affect PEMEX’s income and cash flows and the amount of Mexico’s hydrocarbon reserves.
          International crude oil and natural gas prices are subject to global supply and demand and fluctuate due to many factors beyond our control. These factors include competition within the oil and natural gas industry, the prices and availability of alternative sources of energy, international economic trends, exchange rate fluctuations, expectations of inflation, domestic and foreign government regulations or international laws, political and other events in major oil and natural gas producing and consuming nations and actions taken by Organization of the Petroleum Exporting Countries (OPEC) members and other oil exporting countries, trading activity in oil and natural gas and transactions in derivative financial instruments related to oil and gas.
          When international crude oil and natural gas prices are low, we earn less export sales revenue and, therefore, generate lower cash flows and earn less income because our costs remain roughly constant. Conversely, when crude oil and natural gas prices are high, we earn more export sales revenue and our income increases. As a result, future fluctuations in international crude oil and natural gas prices will have a direct effect on our results of operations and financial condition, and may affect Mexico’s hydrocarbon reserves estimates. See “—Risk Factors Related to the Relationship between PEMEX and the Mexican Government—Information on Mexico’s hydrocarbon reserves is based on estimates, which are uncertain and subject to revisions” and “Item 11—Quantitative and Qualitative Disclosures about Market Risk—Commodity Price Risk” in the Form 20-F.
PEMEX is an integrated oil and gas company and is exposed to production, equipment and transportation risks and deliberate acts of terror.
          We are subject to several risks that are common among oil and gas companies. These risks include production risks (fluctuations in production due to operational hazards, natural disasters or weather, accidents, etc.), equipment risks (relating to the adequacy and condition of our facilities and equipment) and transportation risks (relating to the condition and vulnerability of pipelines and other modes of transportation). More specifically, our business is subject to the risks of explosions in pipelines, refineries, plants, drilling wells and other facilities, hurricanes in the Gulf of Mexico and other natural or geological disasters and accidents, fires and mechanical failures.
          Our facilities are also subject to the risk of sabotage and terrorism. In July 2007, two of our pipelines were attacked. In September 2007, six different sites were attacked and 12 of our pipelines were affected. During 2008, and as of the date of this report in 2009, there have been no further acts of sabotage. However, the occurrence of any of these events or other accidents connected with production, processing and transporting oil and oil products could result in personal injuries, loss of life, environmental damage with the resulting containment, clean-up and repair expenses, equipment damage and damage to our facilities. A shutdown of the affected facilities could disrupt our production and increase our production costs.
          Although we have purchased insurance policies covering some of these risks, these policies may not cover all liabilities, and insurance may not be available for all risks. There can be no assurance that accidents or acts of terror will not occur in the future, that insurance will adequately cover the entire scope or extent of our losses or that we may not be found directly liable in connection with claims arising from these and other events. See “Item 4—Information on the Company—Business Overview—PEMEX Corporate Matters—Insurance” in the Form 20-F.
PEMEX has a substantial amount of liabilities that could adversely affect our financial health and results of operations.
          We have a substantial amount of debt. As of December 31, 2008, our total indebtedness, excluding accrued interest, was approximately U.S. $42.8 billion, in nominal terms, which is a 7.2% decrease, as compared to our total indebtedness, excluding accrued interest, of U.S. $46.1 billion at December 31, 2007. Our level of debt may increase further in the near or medium term and may have an adverse effect on our financial condition and results of operations.
          To service our debt, we have relied and may continue to rely on a combination of cash flows provided by operations, drawdowns under our available credit facilities and the incurrence of additional indebtedness. Certain rating agencies have expressed concerns regarding the total amount of our debt, our increase in indebtedness over the last several years and our substantial unfunded reserve for retirement pensions and seniority premiums, which as of December 31, 2008 was equal to approximately U.S. $36.6 billion. Due to our heavy tax burden, we have resorted to financings to fund our capital investment projects. Any lowering of our credit ratings may have adverse consequences on our ability to access the financial markets and/or our cost of financing. Similarly, any lowering of the credit ratings of Mexico may have an adverse effect on our credit ratings. See “Item 5—Operating and Financial Review and Prospects—Liquidity and Capital Resources—Commitments for Capital Expenditures and Sources of Funding” and “Item 4—Information on the Company—United Mexican States—Public Debt—Rating Agency Considerations” in the Form 20-F. If we are unable to obtain financing on favorable terms, this may hamper our ability to obtain further financing as well as hamper investment in downstream facilities financed through debt. As a result, we may not be able to make the capital expenditures needed to maintain our current production levels and to maintain, as well as increase, Mexico’s hydrocarbon reserves, which may adversely affect our financial health and results of operations. See “—Risk Factors Related to the Relationship between PEMEX and the Mexican Government—PEMEX must make significant capital expenditures to maintain its current production levels, and to maintain, as well as increase, Mexico’s hydrocarbon reserves. Mexican Government budget cuts, reductions in PEMEX’s income and inability to obtain financing may limit PEMEX’s ability to make capital investments” and “—Considerations Related to Mexico—The current global financial crisis has led to lower oil prices and a lack of available credit; if the crisis continues or worsens, it could adversely affect our results of operations, financial condition and cash flows” below.
PEMEX’s compliance with environmental regulations in Mexico could result in material adverse effects on its results of operations.
          A wide range of general and industry-specific Mexican federal and state environmental laws and regulations apply to our operations. Numerous Mexican Government agencies and departments issue environmental rules and regulations, which are often difficult and costly to comply with and which carry substantial penalties for non-compliance. This regulatory burden increases our costs because it requires us to make significant capital expenditures and limits our ability to extract hydrocarbons, resulting in lower revenues. For an estimate of our accrued environmental liabilities, see “Item 4—Information on the Company—Environmental Regulation—Environmental Liabilities” in the
Form 20-F.

PEMEX publishes less U.S. GAAP financial information than U.S. companies are required to file with the U.S. SEC.
          We prepare our financial statements according to Mexican FRS, which differ in certain significant respects from U.S. GAAP. See “Item 3—Key Information—Selected Financial Data” in the Form 20-F and Note 21 to the 2008 financial statements. As a foreign issuer, we are not required to prepare quarterly U.S. GAAP financial information, and we therefore generally prepare a reconciliation of our net income and equity under Mexican FRS to U.S. GAAP as well as explanatory notes and additional disclosure requirements under U.S. GAAP on a yearly basis only. As a result, there may be less or different publicly available information about us than there is about U.S. issuers.
Risk Factors Related to the Relationship between PEMEX and the Mexican Government
The Mexican Government controls PEMEX and it could limit PEMEX’s ability to satisfy its external debt obligations or could reorganize or transfer PEMEX or its assets.
          Petróleos Mexicanos is a decentralized public entity of the Mexican Government, and therefore the Mexican Government controls us, as well as our annual budget, which is approved by the Mexican Congress. However, our financing obligations do not constitute obligations of and are not guaranteed by the Mexican Government. The Mexican Government has the power to intervene directly or indirectly in our commercial and operational affairs. Intervention by the Mexican Government could adversely affect our ability to make payments under any securities issued or guaranteed by us.
          The Mexican Government’s agreements with international creditors may affect our external debt obligations. In certain past debt restructurings of the Mexican Government, Petróleos Mexicanos’ external indebtedness was treated on the same terms as the debt of the Mexican Government and other public sector entities. In addition, Mexico has entered into agreements with official bilateral creditors to reschedule public sector external debt. Mexico has not requested restructuring of bonds or debt owed to multilateral agencies.
          The Mexican Government would have the power, if federal law and the Constitución Política de los Estados Unidos Mexicanos (Political Constitution of the United Mexican States) were amended, to reorganize PEMEX, including a transfer of all or a portion of Petróleos Mexicanos and the subsidiary entities or their assets to an entity not controlled by the Mexican Government. A reorganization or transfer could adversely affect production, cause a disruption in our workforce and our operations, and cause us to default on certain obligations. See also “—Considerations Related to Mexico” below.
Petróleos Mexicanos and the subsidiary entities pay special taxes, duties and dividends to the Mexican Government, which may limit PEMEX’s capacity to expand its investment program.
          The Mexican Government taxes PEMEX heavily, particularly the revenues of Pemex-Exploration and Production, which may limit PEMEX’s ability to make capital investments. In 2008, approximately 58.1% of the sales revenues of PEMEX was used to pay taxes to the Mexican Government. These special taxes, duties and dividends constitute a substantial portion of the Mexican Government’s revenues. For further information, see “Item 4—Information on the Company—Taxes and Duties” and “Item 5—Operating and Financial Review and Prospects—IEPS Tax, Hydrocarbon Duties and Other Taxes” in the Form 20-F.

The Mexican Government has entered into agreements with other nations to limit production.
          Although Mexico is not a member of OPEC, in the past it has entered into agreements with OPEC and non-OPEC countries to reduce global crude oil supply. We do not control the Mexican Government’s international affairs and the Mexican Government could agree with OPEC or other countries to reduce our crude oil production or exports in the future. A reduction in our oil production or exports could reduce our revenues.
The Mexican Government has imposed price controls in the domestic market on PEMEX’s products.
          The Mexican Government imposes price controls on the sales of natural gas, liquefied petroleum gas (LPG), gasolines, diesel, domestic gas oil and fuel oil number 6, among others. As a result of these price controls, PEMEX is not able to pass on all of the increases in the prices of its product purchases to its customers in the domestic market. We do not control the Mexican Government’s domestic policies and the Mexican Government could impose additional price controls on the domestic market in the future. The imposition of such price controls would adversely affect our results of operations. For more information, see “Item 4—Information on the Company—Business Overview—Refining—Pricing Decrees” and “Item 4—Information on the Company—Business Overview—Gas and Basic Petrochemicals—Pricing Decrees” in the Form 20-F.
The Mexican nation, not PEMEX, owns the hydrocarbon reserves in Mexico.
          The Political Constitution of the United Mexican States provides that the Mexican nation, not PEMEX, owns all petroleum and other hydrocarbon reserves located in Mexico. Although Mexican law gives Pemex-Exploration and Production the exclusive right to exploit Mexico’s hydrocarbon reserves, it does not preclude the Mexican Congress from changing current law and assigning some or all of these rights to another company. Such an event would adversely affect our ability to generate income.
Information on Mexico’s hydrocarbon reserves is based on estimates, which are uncertain and subject to revisions.
          The information on oil, gas and other reserves set forth in the Form 20-F is based on estimates. Reserves valuation is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner; the accuracy of any reserve estimate depends on the quality and reliability of available data, engineering and geological interpretation and subjective judgment. Additionally, estimates may be revised based on subsequent results of drilling, testing and production. These estimates are also subject to certain adjustments based on changes in variables, including crude oil prices. Therefore, proved reserve estimates may differ materially from the ultimately recoverable quantities of crude oil and natural gas. See “—Risk Factors Related to the Operations of PEMEX—Crude oil and natural gas prices are volatile, and low crude oil and natural gas prices negatively affect PEMEX’s income and cash flows and the amount of Mexico’s hydrocarbon reserves.” Pemex-Exploration and Production revises its estimates of Mexico’s hydrocarbon reserves annually, which may result in material revisions to our estimates of Mexico’s hydrocarbon reserves.

PEMEX must make significant capital expenditures to maintain its current production levels, and to maintain, as well as increase, Mexico’s hydrocarbon reserves. Mexican Government budget cuts, reductions in PEMEX’s income and inability to obtain financing may limit PEMEX’s ability to make capital investments.
          We invest funds to maintain, as well as increase, the amount of extractable hydrocarbon reserves in Mexico. We also continually invest capital to enhance our hydrocarbon recovery ratio and improve the reliability and productivity of our infrastructure. While the replacement rate for hydrocarbon reserves has increased in recent years from 41.0% in 2006 to 50.3% in 2007 and 71.8% in 2008, the overall replacement rate is still less than 100%, which represents a decline in Mexico’s hydrocarbon reserves. Pemex-Exploration and Production’s crude oil production decreased by 5.5% from 2006 to 2007, and by 9.2% from 2007 to 2008, primarily as a result of the natural decline of production in the Cantarell complex. Our ability to make capital expenditures is limited by the substantial taxes that we pay to the Mexican Government and cyclical decreases in our revenues primarily related to lower oil prices. In addition, budget cuts imposed by the Mexican Government and the availability of financing may also limit our ability to make capital investments. For more information, see “Item 4—Information on the Company—History and Development—Capital Expenditures and Investments” in the Form 20-F.
PEMEX may claim some immunities under the Foreign Sovereign Immunities Act and Mexican law, and your ability to sue or recover may be limited.
          Petróleos Mexicanos and the subsidiary entities are decentralized public entities of the Mexican Government. Accordingly, you may not be able to obtain a judgment in a U.S. court against us unless the U.S. court determines that we are not entitled to sovereign immunity with respect to that action. In addition, Mexican law does not allow attachment prior to judgment or attachment in aid of execution upon a judgment by Mexican courts upon the assets of Petróleos Mexicanos or the subsidiary entities. As a result, your ability to enforce judgments against us in the courts of Mexico may be limited. We also do not know whether Mexican courts would enforce judgments of U.S. courts based on the civil liability provisions of the U.S. federal securities laws. Therefore, even if you were able to obtain a U.S. judgment against us, you might not be able to obtain a judgment in Mexico that is based on that U.S. judgment. Moreover, you may not be able to enforce a judgment against our property in the United States except under the limited circumstances specified in the Foreign Sovereign Immunities Act. Finally, if you were to bring an action in Mexico seeking to enforce our obligations under any of our securities, satisfaction of those obligations may be made in pesos, pursuant to the laws of Mexico.
          PEMEX’s directors and officers, as well as some of the experts named in this document or the Form 20-F, reside outside the United States. Substantially all of our assets and those of most of our directors, officers and experts are located outside the United States. As a result, you may not be able to effect service of process on our directors or officers or those experts within the United States.
Considerations Related to Mexico
The current global financial crisis has led to lower oil prices and a lack of available credit; if the crisis continues or worsens, it could adversely affect our results of operations, financial condition and cash flows.
          The current global financial crisis has had significant consequences worldwide, including in Mexico, such as exchange rate volatility, a lack of available credit, higher interest rates and a worldwide decrease in the demand for oil products, which has led to lower oil product prices. Any of these factors may adversely affect our results of operations, financial condition and cash flows, and may impact our ability both to access the financial markets and to maintain our budgeted level of capital expenditures.
Economic conditions and government policies in Mexico may have a material impact on PEMEX’s operations.
          Further deterioration in Mexico’s economic condition, social instability, political unrest or other adverse social developments in Mexico could adversely affect our business and financial condition. Those events could also lead to increased volatility in the foreign exchange and financial markets, thereby affecting our ability to obtain and service foreign debt. Additionally, the Mexican Government may cut spending in the future. These cuts could adversely affect our business, financial condition and prospects. In addition to the current financial crisis, Mexico has experienced several past periods of slow or negative economic growth, high inflation, high interest rates, currency devaluation and other economic problems. These problems may worsen or reemerge, as applicable, in the future, and could adversely affect our business and our ability to service our debt.
Changes in exchange rates or in Mexico’s exchange control laws may hamper the ability of PEMEX to service its foreign currency debt.
          The Mexican Government does not currently restrict the ability of Mexican companies or individuals to convert pesos into dollars or other currencies, and Mexico has not had a fixed exchange rate control policy since 1982. However, in the future, the Mexican Government could impose a restrictive exchange control policy, as it has done in the past. We cannot provide assurances that the Mexican Government will maintain its current policies with regard to the peso or that the peso’s value will not fluctuate significantly in the future. The peso has been subject to significant devaluations against the U.S. dollar in the past and may be subject to significant fluctuations in the future. Mexican Government policies affecting the value of the peso could prevent us from paying our foreign currency obligations.
          Most of our debt is denominated in U.S. dollars. In the future, we may incur additional indebtedness denominated in U.S. dollars or other currencies. Declines in the value of the peso relative to the U.S. dollar or other currencies may increase our interest costs in pesos and result in foreign exchange losses.
          For information on historical peso/U.S. dollar exchange rates, see “Item 3—Key Information—Exchange Rates” in the Form 20-F.
Political conditions in Mexico could materially and adversely affect Mexican economic policy and, in turn, PEMEX’s operations.
          Political events in Mexico may significantly affect Mexican economic policy and, consequently, our operations. On December 1, 2006, Felipe de Jesús Calderón Hinojosa, a member of the Partido Acción Nacional (National Action Party, or PAN), formally assumed office as the President of Mexico. Currently, no political party holds a simple majority in either house of the Mexican Congress.

Risks Related to Non-Participation in the Exchange
If holders of old securities do not participate in the exchange offer, the old securities will continue to be subject to transfer restrictions
          Holders of old securities that are not registered under the Securities Act who do not exchange these unregistered old securities for new securities will continue to be subject to the restrictions on transfer that are listed on the legends of those old securities. These restrictions will make the old securities less liquid. To the extent that old securities are tendered and accepted in the exchange offer, the trading market, if any, for the old securities would be reduced.
Risks Related to the New Securities
The market for the new securities or the old securities may not be liquid, and market conditions could affect the price at which the new securities or the old securities trade
          The issuer will apply, through its listing agent, to have the new securities admitted to trading on the Euro MTF market of the Luxembourg Stock Exchange. The old securities are currently admitted to trading on the Euro MTF. In the event that the new securities are admitted to trading on the Euro MTF, we will use our best efforts to maintain such listing; provided that if legislation is adopted in Luxembourg in a manner that would require us to publish our financial statements according to accounting principles or standards that are materially different from those we apply in our financial reporting under the securities laws of Mexico and the United States or that would otherwise impose requirements on us or the guarantors that we determine in good faith are unduly burdensome, the issuer may de-list the new securities and/or the old securities. The issuer will use its reasonable best efforts to obtain an alternative admission to listing, trading or quotation for such securities by another listing authority, exchange or system within or outside the European Union, as the issuer may reasonably decide, although there can be no assurance that such alternative listing will be obtained.
          In addition, the issuer cannot promise that a market for either the new securities or the old securities will be liquid or will continue to exist. Prevailing interest rates and general market conditions could affect the price of the new securities or the old securities. This could cause the new securities or the old securities to trade at prices that may be lower than their principal amount or their initial offering price.
The new securities will contain provisions that permit the issuer to amend the payment terms of a series of new securities without the consent of all holders
          The new securities will contain provisions regarding acceleration and voting on amendments, modifications and waivers which are commonly referred to as “collective action clauses.” Under these provisions, certain key terms of a series of the new securities may be amended, including the maturity date, interest rate and other payment terms, without the consent of all of the holders. See “Description of the New Securities—Modification and Waiver.”

FORWARD-LOOKING STATEMENTS
          This prospectus contains words, such as “believe,” “expect,” “anticipate” and similar expressions that identify forward-looking statements, which reflect our views about future events and financial performance. We have made forward-looking statements that address, among other things, our:
•	drilling and other exploration activities;

•	import and export activities;

•	projected and targeted capital expenditures and other costs, commitments and revenues; and

•	liquidity.
          Actual results could differ materially from those projected in such forward-looking statements as a result of various factors that may be beyond our control. These factors include, but are not limited to:
•	changes in international crude oil and natural gas prices;

•	effects on us from competition;

•	limitations on our access to sources of financing on competitive terms;

•	significant developments in the global economy;

•	significant economic or political developments in Mexico;

•	developments affecting the energy sector; and

•	changes in our regulatory environment.
          Accordingly, you should not place undue reliance on these forward-looking statements. In any event, these statements speak only as of their dates, and we undertake no obligation to update or revise any of them, whether as a result of new information, future events or otherwise.
          For a discussion of important factors that could cause actual results to differ materially from those contained in any forward-looking statement, you should read “Risk Factors” above.
USE OF PROCEEDS
          We will not receive any cash proceeds from the issuance of the new securities under the exchange offer. In consideration for issuing the new securities as contemplated in this prospectus, we will receive in exchange an equal principal amount of old securities, which will be cancelled. Accordingly, the exchange offer will not result in any increase in our indebtedness or the guarantors’ indebtedness. The net proceeds we received from issuing the old securities were and are being used to finance our investment program.

RATIO OF EARNINGS TO FIXED CHARGES
     PEMEX’s ratio of earnings to fixed charges is calculated as follows:
          Fixed charges for this purpose consist of the sum of interest expense plus interest capitalized during the period. Fixed charges do not take into account exchange gain or loss attributable to PEMEX’s indebtedness. Mexican FRS differs in certain significant respects from U.S. GAAP. The material differences as they relate to PEMEX’s financial statements are described in Note 21 to the 2008 financial statements.
          The following table sets forth PEMEX’s consolidated ratio of earnings to fixed charges for the five-year period ended December 31, 2008, in accordance with Mexican FRS and U.S. GAAP.

	Year Ended December 31, 2008
	2004	2005	2006	2007	2008
Ratio of earnings to fixed charges:
Mexican FRS(1)	—	—	1.8581	—	—
U.S. GAAP(1)	—	—	2.0680	—	—

(1)	Under Mexican FRS, earnings for the years ended December 31, 2004, 2005, 2007 and 2008 were insufficient to cover fixed charges. The amount by which fixed charges exceeded earnings was Ps. 45,026 million, Ps. 86,639 million, Ps. 16,174 million and Ps. 97,735 million, respectively. Under U.S. GAAP, earnings for the years ended December 31, 2004, 2005, 2007 and 2008 were insufficient to cover fixed charges. The amount by which fixed charges exceeded earnings was Ps. 32,601 million, Ps. 84,708 million, Ps. 33,160 million and Ps. 56,880 million, respectively.
Source: PEMEX’s financial statements.

CAPITALIZATION OF PEMEX
          The following table sets forth the capitalization of PEMEX at March 31, 2009, as calculated in accordance with Mexican FRS.

	At March 31, 2009(1)(2)
	(millions of pesos or
	U.S. dollars)
Long-term external debt	Ps.	483,450	U.S.$ 34,162
Long-term domestic debt		67,829	4,793

Total long-term debt(3)		551,279	38,955

Certificates of Contribution “A”(4)		96,958	6,851
Mexican Government increase in equity of subsidiary entities(5)		195,011	13,780
Capital stock		4,146	293
Legal reserve		1,023	72
Donation surplus		600	42
Other comprehensive income		731	52
Accumulated losses from prior years		(261,840)	(18,502)
Net loss for the period		(26,997)	(1,908)

Total equity		9,631	681

Total capitalization	Ps.	560,910	U.S.$ 39,635

Note:	Numbers may not total due to rounding.

(1)	Unaudited. Convenience translations into U.S. dollars of amounts in pesos have been made at the established exchange rate of
Ps. 14.1517 = U.S. $1.00 at March 31, 2009. Such translations should not be construed as a representation that the peso amounts have been or could be converted into U.S. dollar amounts at the foregoing or any other rate.

(2)	As of the date of this report, there has been no material change in the capitalization of PEMEX since March 31, 2009, except for PEMEX’s undertaking of new financings as disclosed under “Item 5—Operating and Financial Review and Prospects—Liquidity and Capital Resources—Financing Activities—2009 Financing Activities” in the Form 20-F.

(3)	Total long-term debt does not include short-term indebtedness of Ps. 79,127 billion (U.S. $5,591 billion) at March 31, 2009. See “Liquidity and Capital Resources” in the Form 6-K.

(4)	Equity instruments held by the Mexican Government.

(5)	In the first three months of 2009, the Mexican Government increased PEMEX’s equity by Ps. 15.1 billion.
Source: PEMEX’s unaudited condensed consolidated interim financial statements.

RECENT DEVELOPMENTS
Employees
           Petróleos Mexicanos and the Sindicato de Trabajadores Petroleros de la República Mexicana (Petroleum Workers’ Union) have executed a new collective bargaining agreement, taking effect on August 1, 2009. The terms of this agreement provide for a 4.9% increase in wages and a 1.5% increase in other benefits. This collective bargaining agreement is scheduled to expire on July 31, 2011.
Others
          Additional recent developments regarding PEMEX are included in Petróleos Mexicanos’ report relating to its audited consolidated results for the year ended December 31, 2008 and its unaudited condensed consolidated results for the three months ended March 31, 2009, furnished to the SEC on Form 6-K on May 19, 2009, which is incorporated by reference in this prospectus.

GUARANTORS
          The guarantors—Pemex-Exploration and Production, Pemex-Refining and Pemex-Gas and Basic Petrochemicals—are decentralized public entities of Mexico, which were created by the Mexican Congress on July 17, 1992 out of operations that had previously been directly managed by Petróleos Mexicanos. Each of the guarantors is a legal entity empowered to own property and carry on business in its own name. The executive offices of each of the guarantors are located at Avenida Marina Nacional No. 329, Colonia Huasteca, México, D.F. 11311, México.
          The activities of the issuer and the guarantors are regulated primarily by:
•	the Ley Reglamentaria del Artículo 27 Constitucional en el Ramo del Petróleo (Regulatory Law to Article 27 of the Political Constitution of the United Mexican States Concerning Petroleum Affairs, or “Regulatory Law”); and

•	the Ley de Petróleos Mexicanos (Petróleos Mexicanos Law).
          The operating activities of the issuer are allocated among the guarantors and the other subsidiary entity, Pemex-Petrochemicals, each of which has the characteristics of a subsidiary of the issuer. The principal business lines of the guarantors are as follows:
•	Pemex-Exploration and Production explores for and exploits crude oil and natural gas and transports, stores and markets these hydrocarbons;

•	Pemex-Refining refines petroleum products and derivatives that may be used as basic industrial raw materials and stores, transports, distributes and markets these products and derivatives; and

•	Pemex-Gas and Basic Petrochemicals processes natural gas, natural gas liquids and derivatives that may be used as basic industrial raw materials and stores, transports, distributes and markets these products and produces, stores, transports, distributes and markets basic petrochemicals.
          For further information about the legal framework governing the guarantors, see “Item 4—Information on the Company—History and Development—Organizational Laws” in the Form 20-F. Copies of the Petróleos Mexicanos Law will be available at the specified offices of Deutsche Bank Trust Company Americas and the paying agent and transfer agent in Luxembourg.
          The guarantors have been consolidated with PEMEX in the 2008 financial statements included in the Form 20-F and the interim financial statements as of and for the three months ended March 31, 2008 and 2009 incorporated by reference in this prospectus. See Notes 17 and 22 to the 2008 financial statements and Note 13 to the March 31, 2009 interim financial statements for the condensed consolidating balanced sheets, statements of income and statements of cash flow for the guarantors that are utilized to produce the consolidated financial statements of PEMEX. None of the guarantors publish their own financial statements.
          The following is a brief description of each Guarantor.

          Pemex-Exploration and Production
          Pemex-Exploration and Production explores for and produces crude oil and natural gas, primarily in the northeastern and southeastern regions of Mexico and offshore in the Gulf of Mexico. In nominal peso terms, our capital investment in exploration and production activities increased by 17.4% in 2008, and we continued to finance an array of programs to expand production capacity and efficiency. As a result of our investments in previous years, our total hydrocarbon production reached a level of approximately 3,965 thousand barrels of oil equivalent per day in 2008. Pemex-Exploration and Production’s crude oil production decreased by 9.2% from 2007 to 2008, averaging 2,791.6 thousand barrels per day in 2008. This decrease was largely due to the natural and expected decline of the Cantarell complex. Pemex-Exploration and Production’s natural gas production (excluding natural gas liquids) increased by 14.2% from 2007 to 2008, averaging 6,918.6 million cubic feet per day in 2008. The increase in natural gas production was a result of gas extraction from wells near the transition zone at the Cantarell project and greater volumes from the Ku-Maloob-Zaap, Delta del Grijalva, Costero and Ixtal-Manik projects. Exploration drilling activity increased by 32.7%, from 49 exploratory wells completed in 2007 to 65 exploratory wells completed in 2008. Development drilling activity increased by 8.9%, from 610 development wells completed in 2007 to 664 development wells completed in 2008. In 2008, we completed the drilling of 729 wells in total. Our drilling activity in 2008 was focused on increasing the production of non-associated gas in the Veracruz and Macuspana regions and of heavy crude oil in the Ku-Maloob-Zaap project.
          Our well-drilling activities during 2008 led to significant onshore and offshore discoveries of light crude oil and non-associated gas fields, specifically in the Southeastern basins, the Marine region, and the part of the Northern region that is located within the Veracruz basin. Our current challenge with respect to these discoveries is their immediate development in order to maintain current production levels.
          Pemex-Exploration and Production’s production goals for 2009 include maintaining its crude oil production at approximately 2.75 million barrels per day and maintaining its natural gas production at approximately 6.45 billion cubic feet per day, in order to satisfy domestic demand for natural gas, as well as to lower the rate of increase of imports of natural gas and natural gas derivatives.
          For further information about Pemex-Exploration and Production, see “Item 4—Information on the Company—Business Overview—Exploration and Production” in the Form 20-F.
          Refining
          Pemex-Refining converts crude oil into gasoline, jet fuel, diesel, fuel oil, asphalts and lubricants. It also distributes and markets most of these products throughout Mexico, where it experiences a significant demand for its refined products. Pemex-Refining’s atmospheric distillation refining capacity remained constant at approximately 1,540 thousand barrels per day during 2008. In 2008, Pemex-Refining produced 1,307 thousand barrels per day of refined products as compared to 1,312 thousand barrels per day of refined products in 2007. The decrease in refined products production was primarily due to programmed maintenance cycles in plants.
          For further information about Pemex-Refining, see “Item 4—Information on the Company—Business Overview—Refining” in the Form 20-F.

          Gas and Basic Petrochemicals
          Pemex-Gas and Basic Petrochemicals processes wet natural gas in order to obtain dry natural gas, LPG and other natural gas liquids. Furthermore, it transports, distributes and sells natural gas and LPG throughout Mexico and produces and sells several basic petrochemical feedstocks, which are used by Pemex-Refining or Pemex-Petrochemicals. In 2008, Pemex-Gas and Basic Petrochemicals’ total sour natural gas processing capacity remained constant at 4,503 million cubic feet per day. Pemex-Gas and Basic Petrochemicals processed 3,188 million cubic feet per day of sour natural gas in 2008, a 0.8% increase from the 3,162 million cubic feet per day of sour natural gas processed in 2007. It produced 376 thousand barrels per day of natural gas liquids in 2008, a 7.2% decrease from the 405 thousand barrels per day of natural gas liquids production in 2007. It also produced 3,461 million cubic feet of dry gas per day in 2008, 2.4% less than the 3,546 million cubic feet of dry gas per day produced in 2007.
          For further information about Pemex-Gas and Basic Petrochemicals, see “Item 4—Information on the Company—Business Overview—Gas and Basic Petrochemicals” in the Form 20-F.

THE EXCHANGE OFFER
          This is a summary of the exchange offer and the material provisions of the exchange and registration rights agreement that we entered into on February 3, 2009 with the initial purchasers. This section may not contain all the information that you should consider regarding the exchange offer and the exchange and registration rights agreement before participating in the exchange offer. For more detail, you should refer to the exchange and registration rights agreement, which we have filed with the SEC as an exhibit to the registration statement. You can obtain a copy of this document by following the instructions under the heading “Available Information.”
Background and Purpose of the Exchange Offer
          We sold the old securities to a group of initial purchasers pursuant to a terms agreement dated January 27, 2009. The initial purchasers then resold the old securities to other purchasers in offshore transactions in reliance on Regulation S of the Securities Act and to qualified institutional buyers in reliance on Rule 144A under the Securities Act.
          We also entered into an exchange and registration rights agreement with the initial purchasers of the old securities. As long as we determine that applicable law permits us to make the exchange offer, the exchange and registration rights agreement requires that we use our best efforts to:

	Action	Date Required
1.	File a registration statement for a registered exchange offer relating to an issue of new securities with terms substantially similar to the old securities	August 31, 2009

2.	Cause the registration statement to be declared effective by the SEC and promptly begin the exchange offer after the registration statement is declared effective	March 1, 2010

3.	Issue the new securities in exchange for all old securities tendered in the exchange offer	April 5, 2010
          The exchange offer described in this prospectus will satisfy our obligations under the exchange and registration rights agreement.
General Terms of the Exchange Offer
          We are offering, upon the terms and subject to the conditions set forth in this prospectus, to exchange the issuer’s outstanding 8% Notes due 2019, which we call the old securities, for an equal principal amount of 8% Notes due 2019, which we call the new securities. As of the date of this prospectus, U.S. $2,000,000,000 aggregate principal amount of old securities are outstanding.
          Upon the terms and subject to the conditions set forth in this prospectus, we will accept for exchange all old securities that are validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date. We will issue the new securities in exchange for an equal principal amount of outstanding old securities accepted in the exchange offer. Holders may tender their old securities only in a principal amount of U.S. $10,000 and integral multiples of U.S. $1,000 in excess thereof. Subject to these requirements, you may tender less than the aggregate principal amount of any old securities you hold, as long as you appropriately indicate this fact in your acceptance of the exchange offer.
          We are sending this prospectus to all holders of record of the old securities as of August 20, 2009. However, we have chosen this date solely for administrative purposes, and there is no fixed record date for determining which holders of old securities are entitled to participate in the exchange offer. Only holders of old securities, their legal representatives or their attorneys-in-fact may participate in the exchange offer.
          The exchange offer is not conditioned upon any minimum principal amount of old securities being tendered for exchange. However, our obligation to accept old securities for exchange is subject to certain conditions as set forth below under “—Conditions to the Exchange Offer.”
          Any holder of old securities that is an “affiliate” of Petróleos Mexicanos or an “affiliate” of any of the guarantors may not participate in the exchange offer. We use the term “affiliate” as defined in Rule 405 of the Securities Act. We believe that, as of the date of this prospectus, no such holder is an “affiliate” as defined in Rule 405.
          We will have formally accepted validly tendered old securities when we give written notice of our acceptance to the exchange agent. The exchange agent will act as our agent for the purpose of receiving old securities from holders and delivering new securities to them in exchange.
          The new securities issued pursuant to the exchange offer will be delivered as promptly as practicable following the expiration date. If we do not extend the expiration date, then we would expect to deliver the new securities on or about September 25, 2009.
Resale of New Securities
          Based on interpretations by the staff of the SEC set forth in no-action letters issued to other issuers, we believe that you may offer for resale, resell or otherwise transfer the new securities issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act. However, this right to freely offer, resell and transfer exists only if:
•	you are not a broker-dealer who purchased the old securities directly from us for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act;

•	you are not an “affiliate” of ours or any of the guarantors, as that term is defined in Rule 405 of the Securities Act; and

•	you are acquiring the new securities in the ordinary course of your business, you are not participating in, and do not intend to participate in, a distribution of the new securities and you have no arrangement or understanding with any person to participate in a distribution of the new securities.
          If you acquire new securities in the exchange offer for the purpose of distributing or participating in a distribution of the new securities or you have any arrangement or understanding with respect to the distribution of the new securities, you may not rely on the position of the staff of the SEC enunciated in the no-action letters Morgan Stanley & Co. Incorporated (available June 5,

1991) and Exxon Capital Holdings Corporation (available April 13, 1988), or interpreted in the SEC interpretative letter to Shearman & Sterling (available July 2, 1993), or similar no-action or interpretative letters, and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.
          Each broker-dealer participating in the exchange offer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new securities received in exchange for old securities that were acquired as a result of market-making activities or other trading activities. By acknowledging this obligation and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
          A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new securities received in exchange for old securities where the broker-dealer acquired the old securities as a result of market-making activities or other trading activities. We have agreed to make this prospectus available to any broker-dealer for up to 180 days after the registration statement is declared effective (subject to extension under certain circumstances) for use in connection with any such resale. See “Plan of Distribution.”
Expiration Date; Extensions; Amendments
          The exchange offer will expire on September 23, 2009, at 5:00 p.m., New York City time, unless we extend the exchange offer. If we extend it, the exchange offer will expire on the latest date and time to which it is extended.
          If we elect to extend the expiration date, we will notify the exchange agent of the extension by written notice and will make a public announcement regarding the extension prior to 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date.
          We reserve the right, in our sole discretion, to:
•	delay accepting any old securities tendered,

•	extend the exchange offer, and

•	amend the terms of the exchange offer in any manner.
          If we amend the terms of the exchange offer, we will promptly disclose the amendments in a new prospectus that we will distribute to the registered holders of the old securities. The term “registered holder” as used in this prospectus with respect to the old securities means any person in whose name the old securities are registered on the books of the trustee.
          If the exchange offer is extended, we will notify the Luxembourg Stock Exchange of the new expiration date.
Holders’ Deemed Representations, Warranties and Undertakings
          By tendering your old securities pursuant to the terms of the exchange offer, you are deemed to make certain acknowledgments, representations, warranties and undertakings to the issuer, the exchange agent and the Luxembourg exchange agent, including that, as of the time of your tender and on the settlement date:

1.	you have received and reviewed this prospectus;

2.	any new securities you receive in exchange for old securities tendered by you in the exchange offer will be acquired in the ordinary course of business by you;

3.	you own, or have confirmed that the party on whose behalf you are acting owns, the old securities being offered, and have the full power and authority to offer for exchange the old securities offered by you, and that if the same are accepted for exchange by the issuer pursuant to the exchange offer, the issuer will acquire good and marketable title thereto on the settlement date, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind;

4.	if you or any such other holder of old securities is not a broker-dealer, neither you nor such other person is engaged in, or intends to engage in, a distribution of the new securities;

5.	neither you nor any person who will receive the new securities has any arrangement or understanding with any person to participate in a distribution of the new securities;

6.	you are not an “affiliate” of the issuer or any of the guarantors, as that term is defined in Rule 405 of the Securities Act;

7.	if you or any such other holder of old securities is a broker-dealer, you will receive new securities for your own account in exchange for old securities that were acquired by you as a result of market-making activities or other trading activities and acknowledge that you will deliver a prospectus in connection with any resale of such new securities. However, by so acknowledging and by delivering a prospectus, you or such other person will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act;

8.	the exchange offer is being made in reliance upon existing interpretations by the staff of the Securities and Exchange Commission set forth in interpretive letters issued to parties unrelated to the issuer that the new securities issued in exchange for the old securities pursuant to the exchange offer may be offered for sale, resold and otherwise transferred by holders thereof (other than any such holder that is an “affiliate” of the issuer or any of the guarantors within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new securities are acquired in the ordinary course of such holder’s business and such holder has no arrangement or understanding with any person to participate in the distribution of such new securities;

9.	you acknowledge that your exchange offer constitutes an irrevocable offer to exchange the old securities specified therein for new securities, on the terms and subject to the conditions of the exchange offer (and subject to the issuer’s right to terminate or amend the exchange offer and to your right to withdraw your acceptance prior to 5:00 P.M, New York City time, on September 23, 2009, in either case in the manner specified in this prospectus);

10.	all questions as to the form of all documents and the validity (including time of receipt) and acceptance of tenders will be determined by the issuer, in its sole discretion, which determination shall be final and binding;

11.	you will, upon request, execute and deliver any additional documents deemed by the exchange agent, the Luxembourg exchange agent or the issuer to be necessary or desirable to complete such exchange;

12.	(a) if your old securities are held through an account at DTC, you have (1) delivered your old securities by book-entry transfer to the account maintained by the exchange agent at the book-entry transfer facility maintained by DTC and (2) you have transmitted your acceptance of the exchange offer to DTC electronically through DTC’s ATOP system in accordance with DTC’s normal procedures; or (b) if your old securities are held through an account at Euroclear or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), you have delivered or caused to be delivered instructions to Euroclear or Clearstream, Luxembourg, as the case may be, in accordance with their normal procedures, to take the steps referred to in clause (a) above with respect to your old securities; and

13.	you authorize the exchange agent, DTC, Euroclear and/or Clearstream, Luxembourg, as the case may be, to take those actions specified in this prospectus with respect to the old securities that are the subject of the exchange offer.
Procedures for Tendering Old Securities
          Old securities can only be tendered by a financial institution that is a participant in the book-entry transfer system of DTC.
          If you are a DTC participant and you wish to tender your old securities in the exchange offer, you must:
1.	transmit your old securities by book-entry transfer to the account maintained by the exchange agent at the book-entry transfer facility system maintained by DTC before 5:00 p.m., New York City time, on the expiration date; and

2.	acknowledge and agree to be bound by the terms set forth under “—Holders’ Deemed Representations, Warranties and Undertakings” through the electronic transmission of an agent’s message via DTC’s ATOP system.
          The term “agent’s message” means a computer-generated message that DTC’s book-entry transfer facility has transmitted to the exchange agent and that the exchange agent has received. The agent’s message forms part of a book-entry transfer confirmation, which states that DTC has received an express acknowledgment from you as the participating holder tendering old securities. We may enforce this agreement against you.
          If you are not a direct participant in DTC and hold your old securities through a DTC participant or the facilities of Euroclear or Clearstream, Luxembourg, you must submit in accordance with the procedures of the DTC participant, Euroclear or Clearstream, Luxembourg computerized instructions to the DTC participant, Euroclear or Clearstream, Luxembourg to transfer your old securities to the exchange agent’s account at DTC and make, on your behalf, the acknowledgments, representations, warranties and undertakings set forth under “—Holders’ Deemed Representations, Warranties and Undertakings” through the electronic submission of an agent’s message via DTC’s ATOP system.

          You must be sure to take these steps sufficiently in advance of the expiration date to allow enough time for the DTC participant, Euroclear or Clearstream, Luxembourg to arrange for the timely electronic delivery of your old securities and submission of an agent’s message through DTC’s ATOP system.
          Delivery of instructions to Euroclear or Clearstream, Luxembourg does not constitute delivery to the exchange agent through DTC’s ATOP system. You may not send any old securities or other documents to us.
          In the unlikely event that your old securities are issued in definitive certificated form, you may tender your certificated securities by delivering them duly endorsed, together with a duly executed document containing your express acknowledgment and agreement to the matters set forth under “—Holders’ Deemed Representations, Warranties and Undertakings,” by hand or overnight courier, to the exchange agent at its address set forth under “—The Exchange Agent; Luxembourg Listing Agent” or to the exchange agent in Luxembourg at:
Deutsche Bank Luxembourg S.A.
2 Boulevard Konrad Adenauer
L-1115 Luxembourg
Ref: Coupon Paying Dept.
Phone: (352) 42122-641
Fax: (352) 42122-449
on or before 5:00 p.m., New York City time, on the expiration date.
          If you are a beneficial owner whose old securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender old securities in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.
          Your tender of old securities and our acceptance of them as part of the exchange offer will constitute an agreement between you and Petróleos Mexicanos under which both of us accept the terms and conditions contained in this prospectus.
          We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of old securities tendered for exchange, and our determinations will be final and binding. We reserve the absolute right to reject any and all old securities that are not properly tendered or any old securities which we cannot, in our opinion or that of our counsel, lawfully accept. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to particular old securities or particular holders of old securities either before or after the expiration date.
          Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. Unless we waive them, any defects or irregularities in connection with tenders of old securities for exchange must be cured within a period of time that we will determine. While we will use reasonable efforts to notify holders of defects or irregularities with respect to tenders of old securities for exchange, we will not incur any liability for failure to give notification. We will not consider old securities to have been tendered until any defects or irregularities have been cured or waived.

Acceptance of Old Securities for Exchange; Delivery of New Securities
          After all the conditions to the exchange offer have been satisfied or waived, we will accept any and all old securities that are properly tendered before 5:00 p.m., New York City time, on the expiration date. We will deliver the new securities that we issue in the exchange offer as promptly as practicable after the expiration date. For purposes of the exchange offer, we will have formally accepted validly tendered old securities when we give written notice of acceptance to the exchange agent.
          We will issue new securities in exchange for old securities only after the exchange agent’s timely receipt of:
•	a confirmation of a book-entry transfer of the old securities into the exchange agent’s DTC account; and

•	an agent’s message transmitted through DTC’s ATOP system in which the tendering holder acknowledges and agrees to be bound by the terms set forth under “—Holders’ Deemed Representations, Warranties and Undertakings.”
          However, we reserve the absolute right to waive any defects or irregularities in any tenders of old securities for exchange. If we do not accept any tendered old securities for any reason, they will be returned, without expense to the tendering holder, as promptly as practicable after the expiration or termination of the exchange offer.
Withdrawal of Tenders
          Unless we have already accepted the old securities under the exchange offer, you may withdraw your tendered old securities at any time before 5:00 p.m., New York City time, on the scheduled expiration date. We may extend the expiration date without extending withdrawal rights.
          For a withdrawal to be effective, the exchange agent must receive a written notice through the electronic submission of an agent’s message through, and in accordance with, the withdrawal procedures applicable to DTC’s ATOP system, before we have accepted the old securities for exchange and before 5:00 p.m., New York City time, on the scheduled expiration date. Notices of withdrawal must:
1.	specify the name of the person who deposited the old securities to be withdrawn,

2.	identify the series of old securities to be withdrawn, including the principal amount of such old securities, and

3.	be signed electronically by the holder in the same manner as the original signature by which the holder tendered the old securities.
          We will determine in our sole discretion all questions relating to the validity, form, eligibility and time of receipt of withdrawal notices. We will consider old securities that are properly withdrawn as not validly tendered for exchange for purposes of the exchange offer. Any old securities that are tendered for exchange but are withdrawn will be returned to their holder, without cost, as soon as practicable after their valid withdrawal. You may retender any old securities that have been properly withdrawn at any time on or before the expiration date by following the procedures described under “—Procedures for Tendering Old Securities” above.

          If you are not a direct participant in DTC, you must, in accordance with the rules of the DTC participant who holds your securities, arrange for a direct participant in DTC to submit your written notice of withdrawal to DTC electronically.
Conditions to the Exchange Offer
          Notwithstanding any other terms of the exchange offer or any extension of the exchange offer, there are some circumstances in which we are not required to accept old securities for exchange or issue new securities in exchange for them. In these circumstances, we may terminate or amend the exchange offer as described above before accepting old securities. We may take these steps if:
•	we determine that we are not permitted to effect the exchange offer because of any change in law or applicable interpretations by the SEC;

•	a stop order is in effect or has been threatened with respect to the exchange offer or the qualification of the indenture under the Trust Indenture Act of 1939, as amended; provided that we use our best efforts to prevent the stop order from being issued, or if it has been issued, to have it withdrawn as promptly as practicable; or

•	we determine in our reasonable judgment that our ability to proceed with the exchange offer may be materially impaired because of changes in the SEC staff’s interpretations.
          If we determine, in good faith, that any of the foregoing conditions are not satisfied, we have the right to:
•	refuse to accept any old securities and return all tendered securities to the tendering holders,

•	extend the exchange offer and retain all old securities that were tendered prior to the expiration date, unless the holders exercise their right to withdraw them (see “—Withdrawal of Tenders”), or

•	waive the unsatisfied conditions of the exchange offer and accept all validly tendered old securities that have not been withdrawn. If a waiver of this type constitutes a material change to the exchange offer, we will promptly disclose the waiver in a supplement to this prospectus that will be distributed to the registered holders. We may also extend the exchange offer for a period of time, depending on the waiver’s significance and the manner in which it was disclosed to the registered holders, if the exchange offer would otherwise expire during that period.
Consequences of Failure to Exchange
          You will not be able to exchange old securities for new securities under the exchange offer if you do not tender your old securities by the expiration date. After the exchange offer expires, holders may not offer or sell their untendered old securities in the United States except in accordance with an applicable exemption from the registration requirements of the Securities Act. However, subject to some conditions, we have an obligation to file a shelf registration statement covering resales of untendered old securities, as discussed below under “—Shelf Registration Statement.”

The Exchange Agent; Luxembourg Listing Agent
          Deutsche Bank Trust Company Americas is the exchange agent. All tendered old securities and other related documents should be directed to the exchange agent, by book-entry transfer as detailed under “—Procedures for Tendering Old Securities.” You should address questions, requests for assistance and requests for additional copies of this prospectus and other related documents to the exchange agent as follows:
DB Services Tennessee, Inc.
Trust & Security Services
Reorganization Unit
648 Grassmere Park Road
Nashville, Tennessee 37211
Phone: (800) 735-7777
or
Deutsche Bank Luxembourg S.A.
2 Boulevard Konrad Adenauer
L-1115 Luxembourg
Ref: Coupon Paying Dept.
Phone: (352) 42122-641
Fax: (352) 42122-449
          You may also obtain additional copies of this prospectus from our Luxembourg listing agent at the following address:
KBL European Private Bankers S.A.
43 Boulevard Royal
L-2955 Luxembourg
Fees and Expenses
          We will pay all expenses related to our performance of the exchange offer, including:
•	all SEC registration and filing fees and expenses,

•	all costs related to compliance with federal securities and state “blue sky” laws,

•	all printing expenses,

•	all fees and disbursements of our attorneys, and

•	all fees and disbursements of our independent certified public accountants.
The initial purchasers have agreed to reimburse us for some of these expenses.
          We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with the exchange offer.

Transfer Taxes
          We will pay all transfer taxes incurred by you as a holder tendering your old securities for exchange under the exchange offer. However, you will be responsible for paying any applicable transfer taxes on those transactions if:
•	you instruct us to register the new securities in someone else’s name, or

•	you request that we return untendered or withdrawn old securities or old securities not accepted in the exchange offer to someone else.
Shelf Registration Statement
          Under the exchange and registration rights agreement that we entered into with the initial purchasers of the old securities, we are obligated in some situations to file a shelf registration statement under the Securities Act covering holders’ resales of the old securities. We have agreed to use our best efforts to cause a shelf registration statement to become effective if:
1.	we cannot file the exchange offer registration statement or issue the new securities because the exchange offer is no longer permitted by applicable law or applicable SEC policy;

2.	for any other reason, we fail to complete the exchange offer within the time period set forth in the exchange and registration rights agreement; or

3.	any holder of the old securities notifies us less than 20 days after the exchange offer is completed that:
•	a change in applicable law or SEC policy prevents it from reselling the new securities to the public without delivering a prospectus, and this prospectus is not appropriate or available for such resales;

•	it is an initial purchaser and owns old securities purchased directly from us or an affiliate of ours; or

•	the holders of a majority of the old securities are not allowed to resell to the public the new securities acquired in the exchange offer without restriction under the Securities Act or applicable “blue sky” or state securities laws.
          If we are obligated to file a shelf registration statement, we will at our own expense use our best efforts to file it within 30 days after the filing obligation arises (but in no event before August 1 or after September 30 of any calendar year).
          We will use our best efforts to have the SEC declare the shelf registration statement effective within 60 days after we are required to file the shelf registration statement, and to keep the shelf registration statement effective and to amend and supplement the prospectus contained in it to permit any holder of securities covered by it to deliver that prospectus for use in connection with any resale until the earlier of one year after the effective date of the registration statement (or a shorter period under certain circumstances) or such time as all of the securities covered by the shelf registration statement have been sold pursuant thereto or may be sold pursuant to Rule 144(d) under the Securities Act if held by a non-affiliate of the issuer. Nonetheless, we will not be required to cause the shelf registration statement to be declared effective by the SEC or keep it effective, supplemented or amended during any period prior to August 1 or after September 30 of any calendar year.
          In the event that a shelf registration statement is filed, we will provide each holder of old securities that cannot be transferred freely with copies of the prospectus that is part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take certain other actions that are required to permit unrestricted resales of the new securities. A holder that sells old securities pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with its sales and will be bound by the provisions of the exchange and registration rights agreement that are applicable to that holder (including certain indemnification rights and obligations).
          In order to be eligible to sell its securities pursuant to the shelf registration statement, a holder must comply with our request for information about the holder which we may, as required by the SEC, include in the shelf registration statement within 15 days after receiving our request.
Additional Interest
          Under the exchange and registration rights agreement, we must pay additional interest as liquidated damages to holders of the old securities in the event of any of the following registration defaults:
1.	we do not file the registration statement or shelf registration statement in lieu thereof, on or before August 31, 2009;

2.	the registration statement or shelf registration statement in lieu thereof is not declared effective by the SEC on or before March 1, 2010;

3.	we fail to consummate the exchange offer by April 5, 2010;

4.	a shelf registration statement required to be filed pursuant to the exchange and registration rights agreement is not filed on or before the date specified for its filing;

5.	a shelf registration statement otherwise required to be filed is not declared effective on or before the date specified in the exchange and registration rights agreement; or

6.	the shelf registration statement is declared effective but subsequently, subject to certain limited exceptions, ceases to be effective at any time that we and the guarantors are obligated to maintain its effectiveness.
          After a registration default occurs, we will increase the interest rate on the old securities by 0.25% per year over the rate stated on the face of the old securities for each 90-day period during which the registration default continues, up to a maximum increase of 1.00% per year over the original rate; provided that such additional interest will cease to accrue at the later of (i) the date on which the securities become freely transferable pursuant to Rule 144 under the Securities Act and (ii) the date on which the Barclays Capital Inc. Aggregate Bond Index is modified to permit the inclusion of freely transferable securities that have not been registered under the Securities Act. We call this increase in the interest rate “additional interest.” Our obligation to pay additional interest will cease once we have cured the registration defaults and the interest rate on the old securities will revert to the original rate.

DESCRIPTION OF THE NEW SECURITIES
General
          This is a summary of the material terms of the new securities and the indenture dated January 27, 2009 between Petróleos Mexicanos and the trustee. Because this is a summary, it does not contain the complete terms of the new securities and the indenture, and may not contain all the information that you should consider before investing in the new securities. A copy of the indenture has been filed as an exhibit to the registration statement, which includes this prospectus. We urge you to closely examine and review the indenture itself. See “Available Information” for information on how to obtain a copy. You may also inspect a copy of the indenture at the corporate trust office of the trustee, which is currently located at:
Deutsche Bank Trust Company Americas
for Deutsche Bank National Trust Company
25 DeForest Avenue
2nd Floor
Mail Stop: SUM01-0105
Summit, NJ 07901
Phone: (908) 608-3125
Fax: (732) 578-4635
and at the office of the Luxembourg paying and transfer agent and exchange agent in Luxembourg, which is located at:
Deutsche Bank Luxembourg S.A.
2 Boulevard Konrad Adenauer
L-1115 Luxembourg
Ref: Coupon Paying Dept.
Phone: (352) 42122-641
Fax: (352) 42122-449
          We will issue the new securities under the indenture. The form and terms of the new securities will be identical in all material respects to the form and terms of the old securities, except that:
•	we will register the new securities under the Securities Act and therefore they will not bear legends restricting their transfer;

•	holders of the new securities will not receive some of the benefits of the exchange and registration rights agreement; and

•	we will not issue the new securities under our medium-term note program.
          We will issue the new securities only in fully registered form, without coupons and in denominations of U.S. $10,000 and integral multiples of U.S. $1,000 in excess thereof.
          The new securities will mature on May 3, 2019.

          The new securities will accrue interest at 8% per year, accruing from May 3, 2009, the last date on which we paid interest on the old securities. We will pay interest on the new securities on May 3 and November 3 of each year. We will compute the amount of each interest payment on the basis of a 360-day year consisting of twelve 30-day months.
Principal and Interest Payments
          We will make payments of principal of and interest on the new securities represented by a global security by wire transfer of U.S. dollars to DTC or to its nominee as the registered owner of the new securities, which will receive the funds for distribution to the holders. We expect that the holders will be paid in accordance with the procedures of DTC and its participants. Neither we nor the trustee or any paying agent shall have any responsibility or liability for any of the records of, or payments made by, DTC or its nominee.
          If the new securities are represented by definitive securities, we will make interest and principal payments to you, as a holder, by wire transfer if:
•	you own at least U.S. $10,000,000 aggregate principal amount of new securities; and

•	not less than 15 days before the payment date, you notify the trustee of your election to receive payment by wire transfer and provide it with your bank account information and wire transfer instructions;
or if:
•	we are making the payments at maturity; and

•	you surrender the new securities at the corporate trust office of the trustee or at the offices of the other paying agents that we appoint pursuant to the indenture.
          If we do not pay interest by wire transfer for any reason, we will, subject to applicable laws and regulations, mail a check to you on or before the due date for the payment at your address as it appears on the register maintained by the trustee on the applicable record date.
          We will pay interest payable on the new securities, other than at maturity, to the registered holders at the close of business on the 15th day (whether or not a business day) (a “regular record date”) before the due date for the payment. Should we not make punctual interest payments, such payments will no longer be payable to the holders of the new securities on the regular record date. Under such circumstances, we may either:
•	pay interest to the persons in whose name the new securities are registered at the close of business on a special record date for the payment of defaulted interest. The trustee will fix the special record date and will provide notice of that date to the holders of the new securities not less than ten days before the special record date; or

•	pay interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the new securities are then listed.
          Interest payable at maturity will be payable to the person to whom principal of the new securities is payable.

          If any money that the issuer or a guarantor pays to the trustee for principal or interest is not claimed at the end of two years after the payment was due and payable, the trustee will repay that amount to the issuer upon its written request. After that repayment, the trustee will not have any further liability with respect to the payment. However, the issuer’s obligation to pay the principal of and interest on the new securities, and the obligations of the guarantors on their respective guaranties with respect to that payment, will not be affected by that repayment. Unless otherwise provided by applicable law, your right to receive payment of principal of any new security (whether at maturity or otherwise) or interest will become void at the end of five years after the due date for that payment.
          If the due date for the payment of principal, interest or additional amounts with respect to any new security falls on a Saturday or Sunday or another day on which the banks in New York are authorized to be closed, then holders will have to wait until the next business day to receive payment. You will not be entitled to any extra interest or payment as a result of that delay.
Paying and Transfer Agents
          We will pay principal of the new securities, and holders of the new securities may present them for registration of transfer or exchange, at:
•	the corporate trust office of the trustee,

•	the office of the Luxembourg paying and transfer agent, or

•	the office of any other paying agent or transfer agent that we appoint.
          With certain limitations that are detailed in the indenture, we may, at any time, change or end the appointment of any paying agent or transfer agent with or without cause. We may also appoint another, or additional, paying agent or transfer agent, as well as approve any change in the specified offices through which those agents act. In any event, however:
•	at all times we must maintain a paying agent, transfer agent and registrar in New York, New York, and

•	if and for as long as the new securities are traded on the Euro MTF market of the Luxembourg Stock Exchange, and if the rules of that stock exchange require, we must have a paying agent and a transfer agent in Luxembourg.
          We have initially appointed the trustee at its corporate trust office as principal paying agent, transfer agent, authenticating agent and registrar for all of the new securities. The trustee will keep a register in which we will provide for the registration of transfers of the new securities.
          We will give you notice of any of these terminations or appointments or changes in the offices of the agents in accordance with “—Notices” below.
Guaranties
          Guaranties. In a guaranty agreement dated July 29, 1996, which we refer to as the “guaranty agreement,” among the issuer and the guarantors, each of the guarantors will be jointly and severally liable with the issuer for all payment obligations incurred by the issuer under any international financing agreement entered into by the issuer. This liability extends only to those payment obligations that the issuer designates as being entitled to the benefit of the guaranty agreement in a certificate of designation.
          The issuer has designated both the indenture and the new securities as benefiting from the guaranty agreement in certificates of designation dated February 3, 2009. Accordingly, each of the guarantors will be unconditionally liable for the payment of the principal of and interest on the new securities as and when they become due and payable, whether at maturity, by declaration of acceleration or otherwise. Under the terms of the guaranty agreement, each guarantor will be jointly and severally liable for the full amount of each payment under the new securities. Although the guaranty agreement may be terminated in the future, the guaranties will remain in effect with respect to all agreements designated prior to such termination until all amounts payable under such agreements have been paid in full, including, with respect to the new securities, the entire principal thereof and interest thereon. Any amendment to the guaranty agreement which would affect the rights of any party to or beneficiary of any designated international financing agreement (including the new securities and the indenture) will be valid only with the consent of each such party or beneficiary (or percentage of parties or beneficiaries) as would be required to amend such agreement.
Ranking of New Securities and Guaranties
          The new securities will be direct, unsecured and unsubordinated public external indebtedness of the issuer. All of the new securities will be equal in the right of payment with each other.
          The payment obligations of the issuer under the new securities will rank equally with all of its other present and future unsecured and unsubordinated public external indebtedness for borrowed money. The guaranty of the new securities by each guarantor will be direct, unsecured and unsubordinated public external indebtedness of such guarantor and will rank equal in the right of payment with each other and with all other present and future unsecured and unsubordinated public external indebtedness for borrowed money of such guarantor.
          The new securities are not obligations of, or guaranteed by, the Mexican Government.
Additional Amounts
          When the issuer or one of the guarantors makes a payment on the new securities or its respective guaranty, we may be required to deduct or withhold present or future taxes, assessments or other governmental charges imposed by Mexico or a political subdivision or taxing authority of or in Mexico (we call these Mexican withholding taxes). If this happens, the issuer, or in the case of a payment by a guarantor, the applicable guarantor, will pay the holders of the new securities such additional amounts as may be necessary to insure that every net payment made by the issuer or a guarantor in respect of the new securities, after deduction or withholding for Mexican withholding taxes, will not be less than the amount actually due and payable on the new securities. However, this obligation to pay additional amounts will not apply to:
1.	any Mexican withholding taxes that would not have been imposed or levied on a holder of new securities were there not some past or present connection between the holder and Mexico or any of its political subdivisions, territories, possessions or areas subject to its jurisdiction, including, but not limited to, that holder:
•	being or having been a citizen or resident of Mexico,

•	maintaining or having maintained an office, permanent establishment or branch in Mexico,

•	being or having been present or engaged in trade or business in Mexico, except for a connection arising solely from the mere ownership of, or the receipt of payment under, the new securities;
2.	any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

3.	any Mexican withholding taxes that are imposed or levied because the holder failed to comply with any certification, identification, information, documentation, declaration or other reporting requirement that is imposed or required by a statute, treaty, regulation, general rule or administrative practice as a precondition to exemption from, or reduction in the rate of, the imposition, withholding or deduction of any Mexican withholding taxes, but only if we have given written notice to the trustee with respect to these reporting requirements at least 60 days before:
•	the first payment date to which this paragraph (3) applies; and

•	in the event the requirements change, the first payment date after a change in the reporting requirements to which this paragraph (3) applies;
4.	any Mexican withholding taxes imposed at a rate greater than 4.9%, if a holder has failed to provide, on a timely basis at our reasonable request, any information or documentation (not included in paragraph (3) above) concerning the holder’s eligibility, if any, for benefits under an income tax treaty that Mexico is a party to that is necessary to determine the appropriate deduction or withholding rate of Mexican withholding taxes under that treaty;

5.	any Mexican withholding taxes that would not have been imposed if the holder had presented its new security for payment within 15 days after the date when the payment became due and payable or the date payment was provided for, whichever is later;

6.	any payment to a holder who is a fiduciary, partnership or someone other than the sole beneficial owner of the payment, to the extent that the beneficiary or settlor with respect to the fiduciary, a member of the partnership or the beneficial owner of the payment would not have been entitled to the payment of the additional amounts had the beneficiary, settlor, member or beneficial owner actually been the holder of the new security;

7.	any withholding tax or deduction imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other European Union directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such a directive; or

8.	a new security presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant new security to another paying and transfer agent in a member state of the European Union.

          All references in this prospectus to principal of and interest on new securities, unless the context otherwise requires, mean and include all additional amounts, if any, payable on the new securities.
          The limitations contained in paragraphs (3) and (4) above will not apply if the reporting requirements described in those paragraphs would be materially more onerous, in form, procedure or the substance of the information disclosed, to the holder or beneficial owner of the new securities, than comparable information or other applicable reporting requirements under United States federal income tax law (including the United States-Mexico income tax treaty), enacted or proposed regulations and administrative practice. When looking at the comparable burdens, we will take into account the relevant differences between United States and Mexican law, regulations and administrative practice.
          In addition, paragraphs (3) and (4) will not apply if Article 195, Section II, paragraph a), of the Mexican Income Tax Law, or a substantially similar future rule, is in effect, unless:
•	the reporting requirements in paragraphs (3) and (4) are expressly required by statute, regulation, general rules or administrative practice in order to apply Article 195, Section II, paragraph a) or a substantially similar future rule, and we cannot get the necessary information or satisfy any other reporting requirements on our own through reasonable diligence and we would otherwise meet the requirements to apply Article 195, Section II, paragraph a) or a substantially similar future rule; or

•	in the case of a holder or beneficial owner of a new security that is a pension fund or other tax-exempt organization, if that entity would be subject to a lesser Mexican withholding tax than provided in Article 195, Section II, paragraph a) if the information required in paragraph (4) were furnished.
We will not interpret paragraph (3) or (4) above to require a non-Mexican pension or retirement fund, a non-Mexican tax-exempt organization or a non-Mexican financial institution or any other holder or beneficial owner of the new securities to register with the Ministry of Finance and Public Credit for the purpose of establishing eligibility for an exemption from or reduction of Mexican withholding taxes.
          Upon written request, we will provide the trustee, the holders and the paying agent with a certified or authenticated copy of an original receipt of the payment of Mexican withholding taxes which the issuer or a guarantor has withheld or deducted from any payments made under or with respect to the new securities or the guaranties, as the case may be.
          If we pay additional amounts with respect to the new securities that are based on rates of deduction or withholding of Mexican withholding taxes that are higher than the applicable rate, and the holder is entitled to make a claim for a refund or credit of this excess, then by accepting the new security, the holder shall be deemed to have assigned and transferred all right, title and interest to any claim for a refund or credit of this excess to the issuer or the applicable guarantor, as the case may be. However, by making this assignment, you do not promise that we will be entitled to that refund or credit and you will not incur any other obligation with respect to that claim.
Tax Redemption
          The issuer has the option to redeem the new securities in whole, but not in part, at par at any time, together with interest accrued to, but excluding, the date fixed for redemption, if:

1.	the issuer certifies to the trustee immediately prior to giving the notice that the issuer or a guarantor has or will become obligated to pay greater additional amounts than the issuer or such guarantor would have been obligated to pay if payments (including payments of interest) on the new securities or payments under the guaranties with respect to the new securities were subject to withholding tax at a rate of 10%, because of a change in, or amendment to, or lapse of, the laws, regulations or rulings of Mexico or any of its political subdivisions or taxing authorities affecting taxation, or any change in, or amendment to, an official interpretation or application of such laws, regulations or rulings, that becomes effective on or after February 3, 2009; and

2.	before publishing any notice of redemption, the issuer delivers to the trustee a certificate signed by the issuer stating that the issuer or the applicable guarantor cannot avoid the obligation referred to in paragraph (1) above, despite taking reasonable measures available to it. The trustee is entitled to accept this certificate as sufficient evidence of the satisfaction of the requirements of paragraph (1) above.
          We can exercise our redemption option by giving the holders of the new securities irrevocable notice not less than 30 but not more than 60 days before the date of redemption. Once accepted, a notice of redemption will be conclusive and binding on the holders of the new securities. We may not give a notice of redemption earlier than 90 days before the earliest date on which the issuer or a guarantor would have been obligated to pay additional amounts as described in paragraph (1) above, and at the time we give that notice, our obligation to pay additional amounts must still be in effect.
Redemption of the New Securities at the Option of the Issuer
          The issuer will have the right at its option to redeem the new securities, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to the principal amount thereof, plus the Make-Whole Amount (as defined below), plus accrued interest on the principal amount of the new securities to be redeemed to the date of redemption. “Make-Whole Amount” means the excess of (i) the sum of the present values of each remaining scheduled payment of principal and interest on the new securities (exclusive of interest accrued to the date of redemption), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points over (ii) the principal amount of the new securities.
          For this purpose:
     “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
     “Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the new securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the such new securities.

     “Independent Investment Banker” means one of the Reference Treasury Dealers (as defined below) appointed by the issuer.
     “Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for such redemption date.
     “Reference Treasury Dealer” means any of Citigroup Global Markets Inc. and HSBC Securities (USA) Inc. or their affiliates which are primary United States government securities dealers, and their respective successors; provided that if any of the foregoing shall cease to be a primary United States government securities dealer in The City of New York (a “Primary Treasury Dealer”), the issuer will substitute for it another Primary Treasury Dealer.
     “Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 pm New York time on the third business day preceding that redemption date.
Negative Pledge
          The issuer will not create or permit to exist, and will not allow its subsidiaries or the guarantors or any of their respective subsidiaries to create or permit to exist, any security interest in their crude oil or receivables in respect of crude oil to secure:
•	any of its or their public external indebtedness,

•	any of its or their guarantees in respect of public external indebtedness, or

•	the public external indebtedness or guarantees in respect of public external indebtedness of any other person, without at the same time or prior thereto securing the new securities equally and ratably by the same security interest or providing another security interest for the new securities as shall be approved by the holders of at least 66 2/3% in aggregate principal amount of the outstanding (as defined in the indenture) securities.
          However, the issuer and its subsidiaries, and the guarantors and their respective subsidiaries, may create or permit to subsist a security interest upon its or their crude oil or receivables in respect of crude oil if:
1.	on the date the security interest is created, the total of:
•	the amount of principal and interest payments secured by oil receivables due during that calendar year under receivable financings entered into on or before that date; plus

•	the total revenues in that calendar year from the sale of crude oil or natural gas transferred, sold, assigned or disposed of in forward sales that are not government forward sales entered into on or before that date; and

•	the total amount of payments of the purchase price of crude oil, natural gas or petroleum products foregone in that calendar year as a result of all advance payment arrangements entered into on or before that date;
is not greater than U.S. $4,000,000,000 (or the equivalent in other currencies) minus the amount of Government Forward Sales in that calendar year;

2.	the total outstanding amount in all currencies at any one time of all receivables financings, forward sales (other than government forward sales) and advance payment arrangements is not greater than U.S. $12,000,000,000 (or its equivalent in other currencies); and

3.	the issuer furnishes a certificate to the trustee certifying that, on the date of the creation of the security interest, there is no default under any of the financing documents that are identified in the indenture resulting from a failure to pay principal or interest.
          For a more detailed description of paragraph (3) above, you may look to the indenture.
          The negative pledge does not restrict the creation of security interests over any assets of the issuer or its subsidiaries or of the guarantors or any of their respective subsidiaries other than crude oil and receivables in respect of crude oil. Under Mexican law, all domestic reserves of crude oil belong to Mexico and not to PEMEX, but the issuer (together with the guarantors) has been established with the exclusive purpose of exploiting the Mexican petroleum and gas reserves, including the production of oil and gas, oil products and basic petrochemicals.
          In addition, the negative pledge does not restrict the creation of security interests to secure obligations of the issuer, the guarantors or their subsidiaries payable in pesos. Further, the negative pledge does not restrict the creation of Security Interests to secure any type of obligation (e.g., commercial bank borrowings) regardless of the currency in which it is denominated, other than obligations similar to the new securities (e.g., issuances of debt securities).
Events of Default; Waiver and Notice
          If an event of default occurs and is continuing with respect to the new securities, then the trustee, if so requested in writing by holders of at least one-fifth in principal amount of the outstanding new securities, shall give notice to the issuer that the new securities are, and they shall immediately become, due and payable at their principal amount together with accrued interest. Each of the following is an “event of default” with respect to a series of new securities:
1.	Non-Payment: any payment of principal of any of the new securities is not made when due and the default continues for seven days after the due date, or any payment of interest on the new securities is not made when due and the default continues for fourteen days after the due date;

2.	Breach of Other Obligations: the issuer fails to perform, observe or comply with any of its other obligations under the new securities, which cannot be remedied, or if it can be remedied, is not remedied within 30 days after the trustee gives written notice of the default to the issuer and the guarantors;

3.	Cross-Default: the issuer or any of its material subsidiaries (as defined in “—Certain Definitions” below) or any of the guarantors or any of their respective material subsidiaries defaults in the payment of principal of or interest on any of their public external indebtedness or on any public external indebtedness guaranteed by them in an aggregate principal amount exceeding U.S. $40,000,000 or its equivalent in other currencies, and such default continues past any applicable grace period;
4.	Enforcement Proceedings: any execution or other legal process is enforced or levied on or against any substantial part of the property, assets or revenues of the issuer or any of its material subsidiaries or any of the guarantors or any of their respective material subsidiaries, and that execution or other process is not discharged or stayed within 60 days;

5.	Security Enforced: an encumbrancer takes possession of, or a receiver, manager or other similar officer is appointed for, all or any substantial part of the property, assets or revenues of the issuer or any of its material subsidiaries or any of the guarantors or any of their respective material subsidiaries;

6.	The issuer or any of its material subsidiaries or any of the guarantors or any of their respective material subsidiaries:
•	becomes insolvent;

•	is generally not able to pay its debts as they mature;

•	applies for, or consents to or permits the appointment of, an administrator, liquidator, receiver or similar officer of it or of all or any substantial part of its property, assets or revenues;

•	institutes any proceeding under any law for a readjustment or deferment of all or a part of its obligations for bankruptcy, concurso mercantil, reorganization, dissolution or liquidation;

•	makes or enters into a general assignment, arrangement or composition with, or for the benefit of, its creditors; or

•	stops or threatens to cease carrying on its business or any substantial part of its business;
7.	Winding Up: an order is entered for, or the issuer or any of its material subsidiaries or any of the guarantors or any of their respective material subsidiaries passes an effective resolution for, winding up any such entity;

8.	Moratorium: a general moratorium is agreed or declared with respect to any of the external indebtedness of the issuer or any of its material subsidiaries or any of the guarantors or any of their respective material subsidiaries;

9.	Authorizations and Consents: the issuer or any of the guarantors does not take, fulfill or obtain, within 30 days of its being so required, any action, condition or thing (including obtaining or effecting of any necessary consent, approval, authorization, exemption, filing, license, order, recording or registration) that is required in order:

•	to enable the issuer lawfully to enter into, exercise its rights and perform and comply with its obligations under the new securities and the indenture,

•	to enable any of the guarantors lawfully to enter into, perform and comply with its obligations under the guaranty agreement relating to the new securities, the related guaranties or the indenture, and

•	to ensure that the obligations of the issuer and the guarantors under the new securities, the indenture and the guaranty agreement are legally binding and enforceable;
10.	Illegality: it is or becomes unlawful for:
•	the issuer to perform or comply with one or more of its obligations under the new securities or the indenture,

•	any of the guarantors to perform or comply with any of its obligations under the guaranty agreement relating to the new securities or the indenture;
11.	Control, dissolution, etc.: the issuer ceases to be a decentralized public entity of the Mexican Government or the Mexican Government otherwise ceases to control the issuer or any guarantor; or the issuer or any of the guarantors is dissolved, disestablished or suspends its operations, and that dissolution, disestablishment or suspension is material in relation to the business of the issuer and the guarantors taken as a whole; or the issuer and the guarantors cease to be the entities that have the exclusive right and authority to conduct on behalf of Mexico the activities of exploration, exploitation, refining, transportation, storage, distribution and first-hand sale of crude oil and exploration, exploitation, production and first-hand sale of natural gas, as well as the transportation and storage inextricably linked with that exploitation and production;

12.	Disposals:
(A)	the issuer ceases to carry on all or a substantial part of its business, or sells, transfers or otherwise voluntarily or involuntarily disposes of all or substantially all of its assets, either by one transaction or a series of related or unrelated transactions, other than:
•	solely in connection with the implementation of the Petróleos Mexicanos Law, or

•	to a guarantor; or
(B)	any guarantor ceases to carry on all or a substantial part of its business, or sells, transfers or otherwise voluntarily or involuntarily disposes of all or substantially all of its assets, either by one transaction or a series of related or unrelated transactions, and that cessation, sale, transfer or other disposal is material in relation to the business of the issuer and the guarantors taken as a whole;
13.	Analogous Events: any event occurs which under the laws of Mexico has an analogous effect to any of the events referred to in paragraphs (4) to (7) above; or

14.	Guaranties: the guaranty agreement is not in full force and effect or any of the guarantors claims that it is not in full force and effect.
          If any event of default results in the acceleration of the maturity of the securities, the holders of a majority in aggregate principal amount of the outstanding securities may rescind and annul that acceleration at any time before the trustee obtains a judgment for the payment of the money due based on that acceleration. Prior to the rescission and annulment, however, all events of default, other than nonpayment of the principal of the securities which became due only because of the declaration of acceleration, must have been cured or waived as provided for in the indenture.
          Under the indenture, the holders of the securities must agree to indemnify the trustee before the trustee is required to exercise any right or power under the indenture at the request of the holders. The trustee is entitled to this indemnification, provided that its actions are taken with the requisite standard of care during an event of default. The holders of a majority in principal amount of the securities may direct the time, method and place of conducting any proceedings for remedies available to the trustee or exercising any trust or power given to the trustee. However, the trustee may refuse to follow any direction that conflicts with any law and the trustee may take other actions that are not inconsistent with the holders’ direction.
          No holder of any security may institute any proceeding with respect to the indenture or any remedy under the indenture, unless:
1.	that holder has previously given written notice to the trustee of a continuing event of default;

2.	the holders of at least 20% in aggregate principal amount of the outstanding securities have made a written request to the trustee to institute proceedings relating to the event of default;

3.	those holders have offered to the trustee reasonable indemnity against any costs, expenses or liabilities it might incur;

4.	the trustee has failed to institute the proceeding within 60 days after receiving the written notice; and

5.	during the 60-day period in which the trustee has failed to take action, the holders of a majority in principal amount of the outstanding securities have not given any direction to the trustee which is inconsistent with the written request.
These limitations do not apply to a holder who institutes a suit for the enforcement of the payment of principal of or interest on a security on or after the due date for that payment.
          The holders of a majority in principal amount of the outstanding securities may, on behalf of the holders of all of the securities waive any past default and any event of default arising therefrom, provided that a default not theretofore cured in the payment of the principal of or premium or interest on the securities or in respect of a covenant or provision in the indenture the modification of which would constitute a reserved matter (as defined below), may be waived only by a percentage of holders of outstanding securities that would be sufficient to effect a modification, amendment, supplement or wavier of such matter.

          The issuer is required to furnish annually to the trustee a statement regarding the performance of its obligations and the guarantors’ obligations under the indenture and any default in that performance.
Purchase of New Securities
          The issuer or any of the guarantors may at any time purchase new securities at any price in the open market, in privately negotiated transactions or otherwise. Securities so purchased by the issuer or any guarantor shall be surrendered to the trustee for cancellation.
Further Issues
          We may, without your consent, issue additional securities that have the same terms and conditions as the new securities or the same except for the issue price, the issue date and the amount of the first payment of interest, which additional securities may be made fungible with the new securities; provided that such additional securities do not have, for the purpose of U.S. federal income taxation, a greater amount of original issue discount than the new securities have as of the date of the issue of the additional securities.
Modification and Waiver
          The issuer and the trustee may modify, amend or supplement the terms of the securities or the indenture in any way, and the holders of a majority in aggregate principal amount of the securities may make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture or the securities allow a holder to make, take or give, when authorized:
•	at a meeting of holders that is properly called and held by the affirmative vote, in person or by proxy (authorized in writing), of the holders of a majority in aggregate principal amount of the outstanding securities that are represented at the meeting; or

•	with the written consent of the holders of the majority (or of such other percentage as stated in the text of the securities with respect to the action being taken) in aggregate principal amount of the outstanding securities.
          However, without the consent of the holders of not less than 75% in aggregate principal amount of the outstanding securities affected thereby, no action may:
1.	change the governing law with respect to the indenture, the guaranty, the subsidiary guaranties or the new securities;

2.	change the submission to jurisdiction of New York courts, the obligation to appoint and maintain an authorized agent in the Borough of Manhattan, New York City or the waiver of immunity provisions with respect to the new securities;

3.	amend the events of default in connection with an exchange offer for the new securities;

4.	change the ranking of the new securities; or

5.	change the definition of “outstanding” with respect to the new securities.

          Further, without (A) the consent of each holder of outstanding new securities of each series affected thereby or (B) the consent of the holders of not less than 75% in aggregate principal amount of the outstanding new securities of each series affected thereby, and (in the case of this clause (B) only) the certification by the issuer to the trustee that the modification, amendment, supplement or waiver is sought in connection with a general restructuring (as defined below) by Mexico, no such modification, amendment or supplement may:
1.	change the due date for any payment of principal (if any) of or premium (if any) or interest on new securities;

2.	reduce the principal amount of the new securities, the portion of the principal amount that is payable upon acceleration of the maturity of the new securities, the interest rate on the new securities or the premium (if any) payable upon redemption of the new securities;

3.	shorten the period during which the issuer is not permitted to redeem the new securities or permit the issuer to redeem new securities prior to maturity, if, prior to such action, the issuer is not permitted to do so except as permitted in each case under
“—Tax Redemption” and “—Redemption of the New Securities at the Option of the Issuer” above;

4.	change U.S. dollars as the currency in which, or change the required places at which, payment with respect to principal of or interest on new securities is payable;

5.	modify the guaranty agreement in any manner adverse to the holder of any of the new securities;

6.	change the obligation of the issuer or any guarantor to pay additional amounts on the new securities;

7.	reduce the percentage of the principal amount of the securities, the vote or consent of the holders of which is necessary to modify, amend or supplement the indenture or the new securities or the related guaranties or take other action as provided therein; or

8.	modify the provisions in the indenture relating to waiver of compliance with certain provisions thereof or waiver of certain defaults, or change the quorum requirements for a meeting of holders of the new securities, in each case except to increase any related percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding new security affected by such action.
          Holders of the new securities and any remaining old securities will vote together as a single class with respect to all matters affecting them both.
          A “general restructuring” by Mexico means a request made by Mexico for one or more amendments or one or more exchange offers by Mexico, each of which affects a matter that would (if made to a term or condition of the new securities) constitute any of the matters described in clauses 1 through 8 in the immediately preceding paragraph or clauses 1 through 5 of the next preceding paragraph (each of which we refer to as a reserved matter), and that applies to either (1) at least 75% of the aggregate principal amount of outstanding external market debt of Mexico that will become due and payable within a period of five years following the date of such request or exchange offer or (2) at least 50% of the aggregate principal amount of external market debt of Mexico outstanding at the date of such request or exchange offer. For the purposes of determining the existence of a general restructuring, the principal amount of external market debt that is the subject of any such request for amendment by Mexico shall be added to the principal amount of external market debt that is the subject of a substantially contemporaneous exchange offer by Mexico. As used here, “external market debt” means indebtedness of the Mexican Government (including debt securities issued by the Mexican Government) which is payable or at the option of its holder may be paid in a currency other than the currency of Mexico, excluding any such indebtedness that is owed to or guaranteed by multilateral creditors, export credit agencies and other international or governmental institutions.
          In determining whether the holders of the requisite principal amount of the outstanding securities have consented to any amendment, modification, supplement or waiver, whether a quorum is present at a meeting of holders of the outstanding securities or the number of votes entitled to be cast by each holder of a security regarding the security at any such meeting, securities owned, directly or indirectly, by Mexico or any public sector instrumentality of Mexico (including the issuer or any guarantor) shall be disregarded and deemed not to be outstanding, except that, in determining whether the trustee shall be protected in relying upon any such consent, amendment, modification, supplement or waiver, only securities which a responsible officer of the trustee actually knows to be owned in this manner shall be disregarded. As used in this paragraph, “public sector instrumentality” means Banco de México, any department, ministry or agency of the federal government of Mexico or any corporation, trust, financial institution or other entity owned or controlled by the federal government of Mexico or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions instead of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.
          The issuer and the trustee may, without the vote or consent of any holder of the securities, modify or amend the indenture or the securities for the purpose of:
1.	adding to the covenants of the issuer for the benefit of the holders of the new securities;

2.	surrendering any right or power conferred upon the issuer;

3.	securing the new securities as required in the indenture or otherwise;

4.	curing any ambiguity or curing, correcting or supplementing any defective provision of the indenture or the new securities or the guaranties;

5.	amending the indenture or the new securities in any manner which the issuer and the trustee may determine and that will not adversely affect the rights of any holder of the new securities in any material respect;

6.	reflecting the succession of another corporation to the issuer and the successor corporation’s assumption of the covenants and obligations of the issuer, as the case may be, under the new securities and the indenture; or

7.	modifying, eliminating or adding to the provisions of the indenture to the extent necessary to qualify the indenture under the Trust Indenture Act or under any similar U.S. federal statute enacted in the future or adding to the indenture any additional provisions that are expressly permitted by the Trust Indenture Act.

          The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment, modification, supplement or waiver. It is sufficient if the consent approves the substance of the proposed amendment, modification, supplement or waiver. After an amendment, modification, supplement or waiver under the indenture becomes effective, we will mail to the holders a notice briefly describing the amendment, modification, supplement or waiver. However, the failure to give this notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment, modification, supplement or waiver.
No Personal Liability of Directors, Officers, Employees and Stockholders
          No director, officer, employee or stockholder of the issuer or any of the guarantors will have any liability for any obligations of the issuer or any of the guarantors under the new securities, the indenture or the guaranty agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting its new securities waives and releases all such liability. The waiver and release are part of the consideration for issuance of the new securities. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.
Governing Law, Jurisdiction and Waiver of Immunity
          The new securities and the indenture will be governed by, and construed in accordance with, the laws of the State of New York, except that authorization and execution of the new securities and the indenture by the issuer will be governed by the laws of Mexico. The payment obligations of the guarantors under the guaranty agreement will be governed by and construed in accordance with the laws of the State of New York.
          The issuer and each of the guarantors have appointed the Consul General of Mexico in New York as their authorized agent for service of process in any action based on the new securities that a holder may institute in any federal court (or, if jurisdiction in federal court is not available, state court) in the Borough of Manhattan, The City of New York by the holder of any new security, and the issuer, each guarantor and the trustee have submitted to the jurisdiction of any such courts in respect of any such action and will irrevocably waive any objection which it may now or hereafter have to the laying of venue of any such action in any such court, and the issuer and each of the guarantors will waive any right to which it may be entitled on account of residence or domicile.
          The issuer and each of the guarantors reserve the right to plead sovereign immunity under the Immunities Act in actions brought against them under U.S. federal securities laws or any state securities laws, and the issuer and each of the guarantors’ appointment of the Consul General as their agent for service of process does not include service of process for these types of actions. Without the issuer and each of the guarantors’ waiver of immunity regarding these actions, you will not be able to obtain a judgment in a U.S. court against any of them unless such a court determines that the issuer or a guarantor is not entitled to sovereign immunity under the Immunities Act. However, even if you obtain a U.S. judgment under the Immunities Act, you may not be able to enforce this judgment in Mexico. Moreover, you may not be able to execute on the issuer or any of the guarantors’ property in the United States to enforce a judgment except under the limited circumstances specified in the Immunities Act.
          Mexican law, including Article 27 of the Political Constitution of the United Mexican States, Articles 6 and 13 (and related articles) of the General Law on National Patrimony, Articles 1, 2, 3 and 4 (and related articles) of the Regulatory Law to Article 27 of the Constitution (the “Regulatory Law”), Articles 15, 16 and 19 of the Regulations to the Regulatory Law, Articles 2, 3 and 5 (and

related articles) of the Petróleos Mexicanos Law and Article 4 of the Federal Code of Civil Procedure of Mexico provide, among other things, that
1.	attachment prior to judgment, attachment in aid of execution and execution of a final judgment may not be ordered by Mexican courts against property of the issuer or any guarantor;

2.	all domestic petroleum and hydrocarbon resources (whether in solid, liquid, gas or intermediate form) are permanently and inalienably vested in Mexico (and, to that extent, subject to immunity);

3.	the rights to:
•	the exploration, exploitation, refining, transportation, storage, distribution and first-hand sale of crude oil;

•	the exploration, exploitation, production and first-hand sale of gas, as well as the transportation and storage inextricably linked with such exploitation and production; and

•	the production, storage, transportation, distribution and first-hand sale of the derivatives of petroleum (including petroleum products) and of gas used as basic industrial raw materials and that constitute basic petrochemicals (which we refer to as the petroleum industry);
are reserved exclusively to Mexico and, to that extent, the related assets are entitled to immunity; and
4.	the public entities created and appointed by the Federal Congress of Mexico to conduct, control, develop and operate the petroleum industry of Mexico are the issuer and the guarantors, which are, therefore, entitled to immunity with respect to these exclusive rights and powers.
          As a result, regardless of the issuer and the guarantors’ waiver of immunity, a Mexican court may not enforce a judgment against the issuer or any of the guarantors by ordering the attachment of its assets in aid of execution.
Meetings
          The indenture has provisions for calling a meeting of the holders of the new securities. Under the indenture, the trustee may call a meeting of the holders of the new securities at any time. The issuer or holders of at least 10% of the aggregate principal amount of the outstanding new securities may also request a meeting of the holders of such new securities by sending a written request to the trustee detailing the proposed action to be taken at the meeting.
          At any meeting of the holders of new securities to act on a matter that is not a reserved matter, a quorum exists if the holders of a majority of the aggregate principal amount of the outstanding new securities are present or represented. At any meeting of the holders of new securities to act on a matter that is a reserved matter, a quorum exists if the holders of 75% of the aggregate principal amount of the outstanding new securities are present or represented. However, if the consent of each such holder is required to act on such reserved matter, then a quorum exists only if the holders of 100% of the aggregate principal amount of the outstanding new securities are present or represented.
          Any holders’ meeting that has properly been called and that has a quorum can be adjourned from time to time by those who are entitled to vote a majority of the aggregate principal amount of the outstanding new securities that are represented at the meeting. The adjourned meeting may be held without further notice.
          Any resolution passed, or decision made, at a holders’ meeting that has been properly held in accordance with the indenture is binding on all holders of the new securities.
Notices
          All notices will be given to the holders of the new securities by mail to their addresses as they are listed in the trustee’s register. In addition, for so long as the new securities are admitted to trading on the Euro MTF market of the Luxembourg Stock Exchange, and the rules of the exchange so require, all notices to the holders of the new securities will be published in a daily newspaper of general circulation in Luxembourg (expected to be the “Luxemburger Wort”) or, alternatively, on the website of the Luxembourg Stock Exchange at http://www.bourse.lu. If publication is not practicable, notice will be considered to be validly given if made in accordance with the rules of the Luxembourg Stock Exchange.
Certain Definitions
          “Advance payment arrangement” means any transaction in which the issuer, any guarantor or any of their respective subsidiaries receives a payment of the purchase price of crude oil or gas or petroleum products that is not yet earned by performance.
          “External indebtedness” means indebtedness which is payable, or at the option of its holder may be paid, (1) in a currency or by reference to a currency other than the currency of Mexico, (2) to a person resident or having its head office or its principal place of business outside Mexico and (3) outside the territory of Mexico.
          “Forward sale” means any transaction that involves the transfer, sale, assignment or other disposition by the issuer, any guarantor or any of their respective subsidiaries of any right to payment under a contract for the sale of crude oil or gas that is not yet earned by performance, or any interest in such a contract, whether in the form of an account receivable, negotiable instrument or otherwise.
          “Government forward sale” means a forward sale to:
•	Mexico or Banco de México,

•	the Bank for International Settlements, or

•	any other multilateral monetary authority or central bank or treasury of a sovereign state.
          “Guarantee” means any obligation of a person to pay the indebtedness of another person, including without limitation:
1.	an obligation to pay or purchase that indebtedness;

2.	an obligation to lend money or to purchase or subscribe for shares or other securities or to purchase assets or services in order to provide money to pay the indebtedness; or

3.	any other agreement to be responsible for the indebtedness.
          “Indebtedness” means any obligation (whether present or future, actual or contingent) for the payment or repayment of money which has been borrowed or raised (including money raised by acceptances and leasing).
          “Material subsidiaries” means, at any time, (1) each of the guarantors and (2) any subsidiary of the issuer or any of the guarantors having, as of the end of the most recent fiscal quarter of the guarantors, total assets greater than 12% of the total assets of the issuer, the guarantors and their respective subsidiaries on a consolidated basis. As of the date of this prospectus, the only material subsidiaries were the guarantors and the Pemex Project Funding Master Trust.
          “Oil receivables” means amounts payable to the issuer, any guarantor or any of their respective subsidiaries for the sale, lease or other provision of crude oil or gas, whether or not they are already earned by performance.
          “Person” means any individual, company, corporation, firm, partnership, joint venture, association, organization, state or agency of a state or other entity, whether or not having a separate legal personality.
          “Petroleum products” means the derivatives and by-products of crude oil and gas (including basic petrochemicals).
          “Public external indebtedness” means any external indebtedness which is in the form of, or represented by, notes, bonds or other securities which are at that time being quoted, listed or traded on any stock exchange.
          “Receivables financing” means any transaction resulting in the creation of a security interest on oil receivables to secure new external indebtedness incurred by, or the proceeds of which are paid to or for the benefit of, the issuer, any guarantor or any of their respective subsidiaries.
          “Security interest” means any mortgage, pledge, lien, hypothecation, security interest or other charge or encumbrance, including without limitation any equivalent thereof created or arising under the laws of Mexico.
          “Subsidiary” means, in relation to any person, any other person which is controlled directly or indirectly by, or which has more than 50% of its issued capital stock (or equivalent) held or beneficially owned by, the first person and/or any one or more of the first person’s subsidiaries. In this case, “control” means the power to appoint the majority of the members of the governing body or management of, or otherwise to control the affairs and policies of, that person.

BOOK ENTRY; DELIVERY AND FORM
Form
          One or more permanent global notes, in fully registered form without coupons, will represent the new securities. We refer to the global notes as the “global securities.” We will deposit each global security with the trustee at its corporate trust office as custodian for DTC. We will register each global security in the name of Cede & Co., as nominee of DTC, for credit to the respective accounts at DTC, Euroclear and Clearstream, Luxembourg of the holders of old securities participating in the exchange offer or to whichever accounts they direct.
          Except in the limited circumstances described below under “—Certificated Securities,” owners of beneficial interests in a global security will not receive physical delivery of new securities in registered, certificated form. We will not issue the new securities in bearer form.
          When we refer to a new security in this prospectus, we mean any certificated security and any global security. Under the indenture, only persons who are registered on the books of the trustee as the owners of a new security are considered the holders of the new security. Cede & Co., or its successor, as nominee of DTC, is considered the only holder of a new security represented by a global security. The issuer, the guarantors and the trustee and any of our respective agents may treat the registered holder of a new security as the absolute owner, for all purposes, of that new security whether or not it is overdue.
Global Securities
          The statements below include summaries of certain rules and operating procedures of DTC, Euroclear and Clearstream, Luxembourg that affect transfers of interests in the global securities.
          Except as set forth below, a global security may be transferred, in whole or part, only to DTC, another nominee of DTC or a successor of DTC or that nominee.
          Financial institutions will act on behalf of beneficial owners as direct and indirect participants in DTC. Beneficial interests in a global security will be represented, and transfers of those beneficial interests will be effected, through the accounts of those financial institutions. The interests in the global security may be held and traded in denominations of U.S. $10,000 and integral multiples of U.S. $1,000 in excess thereof. If investors participate in the DTC, Euroclear or Clearstream, Luxembourg systems, they may hold interests directly in DTC, Euroclear or Clearstream, Luxembourg. If they do not participate in any of those systems, they may indirectly hold interests through an organization that does participate.
          At their respective depositaries, both Euroclear and Clearstream, Luxembourg have customers’ securities accounts in their names through which they hold securities on behalf of their participants. In turn, their respective depositaries have, in their names, customers’ securities accounts at DTC through which they hold Euroclear’s and Clearstream, Luxembourg’s respective securities.
          DTC has advised us that it is:
•	a limited-purpose trust company organized under New York State laws;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered as required by Section 17A of the Exchange Act.
          DTC’s participants include:
•	securities brokers and dealers;

•	banks (including the trustee);

•	trust companies;

•	clearing corporations; and

•	certain other organizations.
          Some of DTC’s participants or their representatives own DTC. These participants created DTC to hold their securities and to use electronic book-entry changes to facilitate clearing and settling securities transactions in the participants’ accounts so as to eliminate the need for the physical movement of certificates.
          Access to DTC’s book-entry system is also available to others that clear through or maintain a direct or indirect custodial relationship with a participant. Persons who are not participants may beneficially own securities held by DTC only through participants.
          When we issue the global securities, DTC will use its book-entry registration and transfer system to credit the respective principal amounts of the new securities represented by the global securities to the accounts of the participants designated by the holders of the old securities participating in the exchange offer.
          Any person owning a beneficial interest in any of the global securities must rely on the procedures of DTC and, to the extent relevant, Euroclear or Clearstream, Luxembourg. If that person is not a participant, that person must rely on the procedures of the participant through which that person owns its interest to exercise any rights of a holder. Owners of beneficial interests in the global securities, however, will not:
•	be entitled to have new securities that represent those global securities registered in their names, receive or be entitled to receive physical delivery of the new securities in certificated form; or

•	be considered the holders under the indenture or the new securities.
          We understand that it is existing industry practice that if an owner of a beneficial interest in a global security wants to take any action that Cede & Co., as the holder of the global security, is entitled to take, Cede & Co. would authorize the participants to take the desired action, and the participants would authorize the beneficial owners to take the desired action or would otherwise act upon the instructions of the beneficial owners who own through them.
          DTC may grant proxies or otherwise authorize DTC participants (or persons holding beneficial interests in the new securities through DTC participants) to exercise any rights of a holder or to take any other actions which a holder is entitled to take under the indenture or the new securities. Under its usual procedures, DTC would mail an omnibus proxy to us assigning Cede & Co.’s consenting or voting rights to the DTC participants to whose accounts the new securities are credited.
          Euroclear or Clearstream, Luxembourg will take any action a holder may take under the indenture or the new securities on behalf of its participants, but only in accordance with their relevant rules and procedures, and subject to their depositaries’ ability to effect any actions on their behalf through DTC.
          We will allow owners of beneficial interests in the global securities to attend holders’ meetings and to exercise their voting rights in respect of the principal amount of new securities that they beneficially own, if they:
1.	obtain a certificate from DTC, a DTC participant, a Euroclear participant or a Clearstream, Luxembourg participant stating the principal amount of new securities beneficially owned by such person; and

2.	deposit that certificate with us at least three business days before the date on which the relevant meeting of holders is to be held.
Certificated Securities
          If DTC or any successor depositary is at any time unwilling or unable to continue as a depositary for a global security, or if it ceases to be a “clearing agency” registered under the Securities Exchange Act, and we do not appoint a successor depositary within 90 days after we receive notice from the depositary to that effect, then we will issue or cause to be issued, authenticate and deliver certificated securities, in registered form, in exchange for the global securities. In addition, we may determine that any global security will be exchanged for certificated securities. In that case, we will mail the certificated securities to the addresses that are specified by the registered holder of the global securities. If the registered holder so specifies, the certificated securities may be available for pick-up at the office of the trustee or any transfer agent (including the Luxembourg transfer agent), in each case not later than 30 days following the date of surrender of the relevant global security, endorsed by the registered holder, to the trustee or any transfer agent.
          A holder of certificated securities may transfer those certificated securities or exchange them for certificated securities of any other authorized denomination by returning them to the office or agency that we maintain for that purpose in the Borough of Manhattan, The City of New York, which initially will be the office of the trustee, or at the office of any transfer agent. No service charge will be imposed for any registration of transfer of new securities, but we may require the holder of a new security to pay a fee to cover any related tax or other governmental charge.
          Neither the registrar nor any transfer agent will be required to register the transfer or exchange of any certificated securities for a period of 15 days before any interest payment date, or to register the transfer or exchange of any certificated securities that have been called for redemption.
          If any certificated security is mutilated, defaced, destroyed, lost or stolen, we will execute and we will request that the trustee authenticate and deliver a new certificated security. The new certificated security will be of like tenor (including the same date of issuance) and equal principal amount, registered in the same manner, dated the date of its authentication and bearing interest from the date to which interest has been paid on the original certificated security, in exchange and substitution for the original certificated security (upon its surrender and cancellation) or in lieu of and substitution for the certificated security. If a certificated security is destroyed, lost or stolen, the applicant for a substitute certificated security must furnish us and the trustee with whatever security or indemnity we may require to hold each of us harmless. In every case of destruction, loss or theft of a certificated security, the applicant must also furnish us with satisfactory evidence of the destruction, loss or theft of the certificated security and its ownership. Whenever we issue a substitute certificated security, we may require the registered holder to pay a sum sufficient to cover related fees and expenses.

TAXATION
          The following is a summary of the principal Mexican and U.S. federal income tax considerations that may be relevant to the exchange of old securities and ownership and disposition of the new securities. This summary is based on the U.S. federal and Mexican tax laws in effect on the date of this prospectus. These laws are subject to change. Any change could apply retroactively and could affect the continued validity of the summary. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than Mexico and the United States.
          This summary does not describe all of the tax considerations that may be relevant to your situation, particularly if you are subject to special tax rules. Each holder or beneficial owner of old securities considering an exchange of old securities for new securities should consult its own tax advisor as to the Mexican, United States or other tax consequences of the ownership and disposition of new securities and the exchange of old securities for new securities, including the effect of any foreign, state or local tax laws.
          The United States and Mexico entered into a Convention for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income, and a Protocol thereto, both signed on September 18, 1992 and amended by additional Protocols signed on September 8, 1994 and November 26, 2002 (which we refer to as the tax treaty). This summary describes the provisions of the tax treaty that may affect the taxation of certain U.S. holders of new securities. The United States and Mexico have also entered into an agreement that covers the exchange of information with respect to tax matters.
          Mexico has also entered into tax treaties with various other countries (most of which are in effect) and is negotiating tax treaties with various other countries. These tax treaties may have effects on holders of new securities. This summary does not discuss the consequences (if any) of such treaties.
Mexican Taxation
          This summary of certain Mexican federal tax considerations refers only to potential holders of the new securities that are not residents of Mexico for Mexican tax purposes and that will not hold the new securities or a beneficial interest therein through a permanent establishment for tax purposes in Mexico. We refer to such non-resident holder as a foreign holder. For purposes of Mexican taxation, an individual is a resident of Mexico if he/she has established his/her domicile in Mexico, unless he/she has a place of residence in another country as well, in which case such individual will be considered a resident of Mexico for tax purposes, if such individual has his/her center of vital interest in Mexico. An individual would be deemed to maintain his/her center of vital interest in Mexico if, among other things, (a) more than 50% of his/her total income for the calendar year results from Mexican sources, or (b) his/her principal center of professional activities is located in Mexico.
          A legal entity is a resident of Mexico if it:
•	maintains the principal place of its management in Mexico; or

•	has established its effective management in Mexico.
          A Mexican citizen is presumed to be a resident of Mexico unless such person can demonstrate the contrary. If a legal entity or individual has a permanent establishment for tax purposes in Mexico, such legal entity or individual shall be required to pay taxes in Mexico on income attributable to such permanent establishment in accordance with Mexican federal tax law.
          Taxation of Interest and Principal. Under existing Mexican laws and regulations, a foreign holder will not be subject to any taxes or duties imposed or levied by or on behalf of Mexico in respect of payments of principal of the new securities made by the issuer and the guarantors. Pursuant to the Mexican income tax law and to rules issued by the Ministry of Finance and Public Credit applicable to PEMEX, payments of interest (or amounts deemed to be interest) made by the issuer or the guarantors in respect of the new securities to a foreign holder will be subject to a Mexican withholding tax imposed at a rate of 4.9% if, as expected:
1.	the new securities are (or the old securities for which they were exchanged) placed outside of Mexico by a bank or broker dealer in a country with which Mexico has a valid tax treaty in effect,

2.	the CNBV is notified of the issuance of the new securities and evidence of such notification is timely filed with the Ministry of Finance and Public Credit,

3.	the issuer timely files with the Ministry of Finance and Public Credit (a) certain information related to the new securities and this prospectus and (b) information representing that no party related to the issuer, directly or indirectly, is the effective beneficiary of five percent (5%) or more of the aggregate amount of each such interest payment, and

4.	the issuer or the guarantors maintain records that evidence compliance with (3)(b) above.
If these requirements are not satisfied, the applicable withholding tax rate will be higher.
          Under the tax treaty, the Mexican withholding tax rate is 4.9% for certain holders that are residents of the United States (within the meaning of the tax treaty) under certain circumstances contemplated therein.
          Payments of interest made by the issuer or a guarantor in respect of the new securities to a non-Mexican pension or retirement fund will be exempt from Mexican withholding taxes, provided that any such fund:
1.	is duly established pursuant to the laws of its country of origin and is the effective beneficiary of the interest paid,

2.	is exempt from income tax in respect of such payments in such country, and

3.	is registered with the Ministry of Finance and Public Credit for that purpose.
          Additional Amounts. The issuer and the guarantors have agreed, subject to specified exceptions and limitations, to pay additional amounts, which are specified and defined in the indenture, to the holders of the new securities to cover Mexican withholding taxes. If any of the issuer or the guarantors pays additional amounts to cover Mexican withholding taxes in excess of the amount required to be paid, you will assign to us your right to receive a refund of such excess additional amounts but you will not be obligated to take any other action. See “Description of the New Securities—Additional Amounts.”

          We may ask you and other holders or beneficial owners of the new securities to provide certain information or documentation necessary to enable us to determine the appropriate Mexican withholding tax rate applicable to you and such other holders or beneficial owners. In the event that you do not provide the requested information or documentation on a timely basis, our obligation to pay additional amounts may be limited. See “Description of the New Securities—Additional Amounts.”
          Taxation of Dispositions. Capital gains resulting from the sale or other disposition of the new securities (including an exchange of old securities for new securities pursuant to the exchange offer) by a foreign holder to another foreign holder will not be subject to Mexican income or other similar taxes.
          Transfer and Other Taxes. A foreign holder does not need to pay any Mexican stamp, registration or similar taxes in connection with the purchase, ownership or disposition of the new securities. A foreign holder of the new securities will not be liable for Mexican estate, gift, inheritance or similar tax with respect to the new securities.
United States Federal Income Taxation
          The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to investors considering the exchange offer. Except for the discussion under “—Non-United States Persons” and “—Information Reporting and Backup Withholding,” the discussion generally applies only to holders of new securities that are U.S. holders. You will be a U.S. holder if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation or any other person that is subject to U.S. federal income tax on a net income basis in respect of an investment in the new securities.
          This summary applies to you only if you own your new securities as capital assets. It does not address considerations that may be relevant to you if you are an investor to which special tax rules apply, such as a bank, tax-exempt entity, insurance company, dealer in securities or currencies, trader in securities that elects mark-to-market treatment, a short-term holder of securities, a person that hedges its exposure in the new securities or that will hold new securities as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction or a person whose “functional currency” is not the U.S. dollar. You should be aware that the U.S. federal income tax consequences of holding the new securities may be materially different if you are an investor described in the prior sentence.
          Exchange of Old Securities and New Securities. You will not realize any gain or loss upon the exchange of your old securities for new securities. Your tax basis and holding period in the new securities will be the same as your tax basis and holding period in the old securities.
          Taxation of Interest and Additional Amounts. The gross amount of interest and additional amounts (that is, without reduction for Mexican withholding taxes, determined utilizing the appropriate Mexican withholding tax rate applicable to you) you receive will be treated as ordinary interest income in respect of the new securities. Mexican withholding taxes paid at the appropriate rate applicable to you will be treated as foreign income taxes eligible for credit against your U.S. federal income tax liability, subject to generally applicable limitations and conditions, or, at your election, for deduction in computing your taxable income. Interest and additional amounts will constitute income from sources without the United States for U.S. foreign tax credit purposes. Furthermore, interest and additional amounts generally will constitute “passive income” for U.S. foreign tax credit purposes.

          The calculation of foreign tax credits and, in case you elect to deduct foreign taxes, the availability of deductions, involves the application of rules that depend on your particular circumstances. You should consult your own tax advisor regarding the availability of foreign tax credits and the treatment of additional amounts.
          Taxation of Dispositions. Upon the sale, exchange or retirement of a new security, you will generally recognize gain or loss equal to the difference between the amount realized (not including any amounts attributable to accrued and unpaid interest) and your tax basis in the new security. Gain or loss recognized on the sale, redemption or other disposition of a new security generally will be long-term capital gain or loss if, at the time of the disposition, the new security has been held for more than one year. Long term capital gains recognized by an individual holder generally are taxed at preferential rates of tax.
          Non-United States Persons. The following summary applies to you if you are not a United States person for U.S. federal income tax purposes. You are a United States person, and therefore this summary does not apply to you, if you are:
•	a citizen or resident of the United States or its territories, possessions or other areas subject to its jurisdiction,

•	a corporation, partnership or other entity organized under the laws of the United States or any political subdivision,

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and (2) one or more United States persons have the authority to control all of the trust’s substantial decisions.
          If you are not a United States person, the interest income that you derive in respect of the new securities generally will be exempt from U.S. federal income taxes, including withholding tax. However, to receive this exemption you may be required to satisfy certification requirements, which are described below under the heading “—Information Reporting and Backup Withholding,” to establish that you are not a United States person.
          Even if you are not a United States person, U.S. federal income taxation may still apply to any interest income you derive in respect of the new securities if:
•	you are an insurance company carrying on a U.S. insurance business, within the meaning of the Internal Revenue Code, or

•	you have an office or other fixed place of business in the United States that receives the interest and you earn the interest in the course of operating (1) a banking, financing or similar business in the United States or (2) a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.
          If you are not a United States person, any gain you realize on a sale or exchange of new securities generally will be exempt from U.S. federal income tax, including withholding tax, unless:

•	such income is effectively connected with your conduct of a trade or business in the United States or

•	in the case of gain, you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale, and either (1) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (2) you have a tax home in the United States.
          U.S. federal estate tax will not apply to a new security held by an individual holder who at the time of death is a non-resident alien.
          The Obama Administration has recently proposed legislation that would limit the ability of non-U.S. investors to claim the exemption from U.S. withholding tax in respect of “portfolio interest” on the new securities, if such investors hold the new securities through a non-U.S. intermediary that is not a “qualified intermediary.” The Administration’s proposals also would limit the ability of certain non-U.S. entities to claim relief from U.S. withholding tax in respect of interest paid to such non-U.S. entities unless those entities have provided documentation of their beneficial owners to the withholding agent. A third proposal would impose a 20% withholding tax on the gross proceeds of the sale of new securities effected through a non-U.S. intermediary that is not a qualified intermediary and that is not located in a jurisdiction with which the United States has a comprehensive income tax treaty having a satisfactory exchange of information provision. A non-U.S. investor generally would be permitted to claim a refund to the extent any tax withheld exceeded the investor’s actual tax liability. The full details of these proposals have not yet been made public, although the Administration’s summary of these proposals generally indicates that they are not intended to disrupt ordinary and customary market transactions. It is unclear whether, or in what form, these proposals may be enacted. Non-U.S. holders are encouraged to consult with their tax advisers regarding the possible implications of the Administration’s proposals on their investment in respect of the new securities.
          Information Reporting and Backup Withholding. The paying agent must file information returns with the U.S. Internal Revenue Service in connection with new security payments made to certain United States persons. If you are a United States person, you generally will not be subject to U.S. backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the new securities. If you are not a United States person, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a United States person.
E.U. Savings Directive
          Under the European Council Directive 2003/48/EC on the taxation of savings income, each Member State of the European Union is required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual beneficial owner resident in that other Member State. However, for a transitional period, Belgium, Luxembourg and Austria will (unless during such period they elect otherwise) instead apply a withholding system in relation to such payments. Under such a withholding system, tax will be deducted unless the recipient of the interest payment elects instead for an exchange of information procedure. The current rate of withholding is 20% and it will be increased to 35% with effect from July 1, 2011. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to similar exchange of information procedures relating to interest and other similar payments.

          A number of non-EU countries, and certain dependent or associated territories of certain Member States, have agreed to adopt similar measures (either provision of information or transitional withholding) in relation to payments made by a person within their respective jurisdictions to an individual beneficial owner resident in a Member State. In addition, the Member States have entered into reciprocal provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a Member State to an individual beneficial owner resident in one of those territories.

PLAN OF DISTRIBUTION
          Each broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of new securities that it receives for its own account in exchange for old securities pursuant to the exchange offer if such broker-dealer acquired such old securities as a result of market-making activities or other trading activities. A broker-dealer may use this prospectus, as amended or supplemented, in connection with resales of new securities that it receives in exchange for old securities if such broker-dealer acquired such old securities as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days following the expiration date, we will make this prospectus, as amended or supplemented, available to any such broker-dealer for use in connection with any such resale.
          None of the issuer or any of the guarantors will receive any proceeds from any sale of new securities by broker-dealers. New securities that broker-dealers receive for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new securities or a combination of such methods of resale, at market prices prevailing at the time of resale. These transactions may be at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new securities. Any broker-dealer that resells new securities that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new securities may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new securities and any commission or concessions that any such persons receive may be deemed to be underwriting compensation under the Securities Act. However, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
          For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. We have agreed to pay all expenses incidental to the exchange offer, but we will not pay any broker-dealer commissions or concessions. We will indemnify the holders of the old securities, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.
          By accepting the exchange offer, each broker-dealer that receives new securities in the exchange offer agrees that it will stop using the prospectus if it receives notice from us of any event which makes any statement in this prospectus false in any material respect or which requires any changes in this prospectus in order to make the statements true.
          We are delivering copies of this prospectus in electronic form through the facilities of DTC. You may obtain paper copies of the prospectus by contacting the exchange agent or the Luxembourg listing agent at their respective addresses specified on the inside back cover of this prospectus. By participating in the exchange offer, you will (unless you have requested paper delivery of documents) be consenting to electronic delivery of these documents.
          The new securities are a new issue of securities with no established trading market. We intend to apply to have the new securities admitted to trading on the Euro MTF market of the Luxembourg Stock Exchange, but we cannot assure you that an active market for the new securities will exist at any time and, if any such market develops, we cannot assure you as to the liquidity of such a market.
          We have filed notices in respect of the offering of both the old securities and the new securities with the National Banking and Securities Commission of Mexico, which is a requirement under the Ley del Mercado de Valores, or Securities Market Law, in connection with an offering of securities outside of Mexico by a Mexican issuer. Such notice is solely for information purposes and does not imply any certification as to the investment quality of the new securities, the solvency of the issuer, the guarantors or the accuracy or completeness of the information contained in this prospectus.
          The new securities may not be publicly offered or sold in Mexico.
VALIDITY OF SECURITIES
          Cleary Gottlieb Steen & Hamilton LLP, our United States counsel, will pass upon the validity under New York law of the new securities and the guaranties for the issuer and the guarantors. The General Counsel and Head of the Legal Department of Petróleos Mexicanos will pass upon certain legal matters governed by Mexican law for the issuer and the guarantors.
PUBLIC OFFICIAL DOCUMENTS AND STATEMENTS
          The information that appears under “Item 4—Information on the Company—United Mexican States” in the Form 20-F has been extracted or derived from publications of, or sourced from, Mexico or one of its agencies or instrumentalities. We have included other information that we have extracted, derived or sourced from official publications of PEMEX, which is a Mexican governmental agency. We have included this information on the authority of such publication or source as a public official document of Mexico. We have included all other information herein as a public official statement made on the authority of the Director General of Petróleos Mexicanos, Jesús Reyes Heroles.
EXPERTS
          The consolidated financial statements of PEMEX as of December 31, 2007 and 2008, and for the two years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report, incorporated by reference herein, of KPMG Cárdenas Dosal, S.C., independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.
          The consolidated financial statements of PEMEX as of December 31, 2006, and for the year then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report, incorporated by reference herein, of PricewaterhouseCoopers, S.C., independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.
          Certain oil and gas reserve data incorporated by reference in this prospectus and the registration statement from the annual report on Form 20-F for the year ended December 31, 2008 was reviewed by Netherland, Sewell International, S. de R.L. de C.V., DeGolyer and MacNaughton, Ryder Scott Company L.P. and Gaffney, Cline & Associates as indicated therein, in reliance upon the authority of such firms as experts in estimating proved oil and gas reserves.

RESPONSIBLE PERSONS
          We are furnishing this prospectus solely for use by prospective investors in connection with their consideration of participating in the exchange offer and for Luxembourg listing purposes. The issuer, together with the guarantors, confirm that, having taken all reasonable care to ensure that such is the case:
•	the information contained in this prospectus is true, to the best of their knowledge, and correct in all material respects and is not misleading;

•	they, to the best of their knowledge, have not omitted other material facts, the omission of which would make this prospectus as a whole misleading; and

•	they accept responsibility for the information they have provided in this prospectus.
GENERAL INFORMATION
          1. The new securities have been accepted for clearance through Clearstream, Luxembourg and Euroclear. The securities codes for the new securities are:

CUSIP	ISIN	Common Code
71654QAU6	US71654QAU67	044296225
          2. In connection with the application to have the new securities admitted to trading on the Euro MTF market of the Luxembourg Stock Exchange, we will, prior to admission to trading, deposit, through our agent, copies of the trust agreement, as amended, establishing the issuer with the Luxembourg Stock Exchange, where you may examine or obtain copies of such documents. In addition, documents relating to PEMEX will be deposited prior to listing at the Luxembourg Stock Exchange, where you may examine or obtain copies of such documents.
          3. We have obtained the authorization of the Ministry of Finance and Public Credit and all necessary consents, approvals and authorizations in Mexico in connection with the issue of, and performance of our rights and obligations under, the new securities, including the registration of the indenture, the guaranty agreement and the forms of securities attached to the indenture. The board of directors of Petróleos Mexicanos approved resolutions on January 13, 2009 authorizing the issuance of the securities. On February 3, 2009, the issuer issued a certificate of authorization authorizing the issuance of the new securities. On June 19, 1996 and June 25, 1996, the board of directors of each of Pemex-Refining, Pemex-Gas and Basic Petrochemicals and Pemex-Exploration and Production authorized the signing of the guaranty agreement.
          4. Except as disclosed in this document, there has been no material adverse change in the financial position of the issuer or the guarantors since the date of the latest financial statements incorporated by reference in this prospectus.
          5. Except as disclosed under “Item 8—Financial Information—Legal Proceedings” in the Form 20-F, none of the issuer or any of the guarantors is involved in any litigation or arbitration proceedings relating to claims or amounts which are material in the context of the issue of the new securities. None of the issuer or any of the guarantors is aware of any such pending or threatened litigation or arbitration.

          6. You may obtain the following documents during usual business hours on any day (except Saturday and Sunday and legal holidays) at the specified offices of Deutsche Bank Trust Company Americas and the paying agent and transfer agent in Luxembourg for so long as any of the new securities are outstanding and admitted to trading on the Euro MTF market of the Luxembourg Stock Exchange:
•	copies of the latest annual report and consolidated accounts of PEMEX; and

•	copies of the indenture, including the form of the new securities and the guaranty agreement.
          The guarantors do not publish their own financial statements and will not publish interim or annual financial statements. The issuer publishes condensed consolidated interim financial statements in Spanish on a regular basis, and summaries of these condensed consolidated interim financial statements in English are available, free of charge, at the office of the paying and transfer agent in Luxembourg.
          7. The principal offices of KPMG Cárdenas Dosal, S.C., independent registered public accounting firm and auditors of PEMEX for the fiscal year ended December 31, 2007 and 2008 are located at Blvd. Manuel A. Camacho 176, First Floor, Col. Reforma Social, México D.F. 11650, telephone: (52-55) 2487-8300.
          8. The principal offices of PricewaterhouseCoopers, S.C., independent registered public accounting firm and auditors of PEMEX for the fiscal years ended December 31, 2004, 2005 and 2006 are located at Mariano Escobedo No. 573, Colonia Rincón del Bosque, México D.F. 11580, telephone: (52-55) 5263-6000.
          9. The Mexican Government is not legally liable for, and is not a guarantor of, the new securities.
          10. Under Mexican law, all domestic hydrocarbon reserves are permanently and inalienably vested in Mexico and Mexico can exploit such hydrocarbon reserves only through Petróleos Mexicanos and the guarantors.
          11. Article 27 of the Political Constitution of the United Mexican States, Articles 6 and 13 (and related articles) of the General Law on National Patrimony, Articles 1, 2, 3 and 4 (and related articles) of the Regulatory Law, Articles 15, 16 and 19 of the Regulations to the Regulatory Law, Articles 2, 3 and 5 (and related articles) of the Petróleos Mexicanos Law and Article 4 of the Federal Code of Civil Procedure of Mexico provide, inter alia, that:
•	attachment prior to judgment, attachment in aid of execution and execution of a final judgment may not be ordered by Mexican courts against property of the issuer or any guarantor;

•	all domestic petroleum and hydrocarbon resources (whether solid, liquid, gas or intermediate form) are permanently and inalienably vested in Mexico (and, to that extent, subject to immunity);

•	(1) the exploration, exploitation, refining, transportation, storage, distribution and first-hand sale of crude oil, (2) the exploration, exploitation, production and first-hand sale of gas, as well as the transportation and storage inextricably linked with such exploitation and production, and (3) the production, storage, transportation, distribution and first-hand sale of the derivatives of petroleum (including petroleum products) and of gas used as basic industrial raw materials and that constitute “basic petrochemicals” (the “petroleum industry”) are reserved exclusively to Mexico (and, to that extent, assets related thereto are entitled to immunity); and

•	the public entities created and appointed by the Federal Congress of Mexico to conduct, control, develop and operate the petroleum industry of Mexico are the issuer and the guarantors (and, therefore, they are entitled to immunity with respect to such exclusive rights and powers). As a result, notwithstanding the issuer’s and the guarantors’ waiver of immunity, Mexican law specifies that attachment in aid of execution may not be ordered against the issuer, the guarantors or their assets and, as a result, may restrict the ability to enforce judgments against them.
Except for the rights of immunity granted to the issuer and to the guarantors by the provisions above, neither the issuer nor the guarantors nor their respective properties or assets has any immunity in Mexico from jurisdiction of any court or from set-off or any legal process whether such jurisdiction is through process, notice or otherwise.
          12. In the event that you bring proceedings in Mexico seeking performance of the issuer or the guarantors’ obligations in Mexico, pursuant to the Mexican Monetary Law, the issuer or any of the guarantors may discharge its obligations by paying any sum due in currency other than Mexican pesos, in Mexican pesos at the rate of exchange prevailing in Mexico on the date when payment is made. Banco de México currently determines such rate every business day in Mexico and publishes it in the Official Gazette of the Federation on the following business day.

HEAD OFFICE OF PETRÓLEOS	AUDITORS OF PETRÓLEOS MEXICANOS
MEXICANOS AND EACH OF THE
GUARANTORS	KPMG Cárdenas Dosal, S.C.
Independent Registered Public Accounting Firm
Avenida Marina Nacional No. 329	Blvd. Manuel A. Camacho 176, First Floor
Colonia Huasteca	Col. Reforma Social
México, D.F. 11311	México, D.F. 11650

TRUSTEE, PRINCIPAL PAYING AND
TRANSFER AGENT	EXCHANGE AGENT

Deutsche Bank	Deutsche Bank
Trust Company Americas	Trust Company Americas
for Deutsche Bank National Trust Company	for DB Services Tennessee, Inc.
25 DeForest Avenue	Trust & Securities Services
2nd Floor Summit, NJ 07901	Reorganization Unit 648 Grassmere Park Road Nashville, Tennessee 37211

LUXEMBOURG LISTING AGENT	PAYING AND TRANSFER AGENT AND
LUXEMBOURG EXCHANGE AGENT

KBL European Private Bankers S.A.	Deutsche Bank Luxembourg S.A.
43 Boulevard Royal	2 Boulevard Konrad Adenauer
L-2955 Luxembourg	L-1115 Luxembourg
Ref: Coupon Paying Dept.
LEGAL ADVISORS
To the issuer and the
guarantors as to U.S. law:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
To the issuer and the guarantors as to Mexican law:
General Counsel and Head of the Legal Department
Petróleos Mexicanos
Avenida Marina Nacional No. 329
Colonia Huasteca
México, D.F. 11311